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Exhibit 13

MI DEVELOPMENTS INC.
THIRD QUARTER REPORT — 2003

THIRD QUARTER REPORT — 2003

PRESS RELEASE

MI DEVELOPMENTS REPORTS THIRD QUARTER RESULTS

        November 5, 2003, Aurora, Ontario, Canada.....MI Developments Inc. (TSX: MIM.A, MIM.B; NYSE: MIM) ("MID" or the "Company") today announced its results for the three and nine months ended September 30, 2003. All figures in this release are in U.S. dollars unless otherwise noted.

FINANCIAL HIGHLIGHTS:

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	PRO FORMA(1)		ACTUAL
	2003	2002	2003	2002
	(Unaudited)
	(in thousands of U.S. dollars, except per share amounts)
Revenues:
Real Estate Business	$29,485	$22,524	$29,485	$23,021
Magna Entertainment Corp. ("MEC")	104,475	107,273	104,475	63,708

MID Consolidated	133,960	129,797	133,960	86,729

Operating income(2):
Real Estate Business	18,608	13,274	15,362	7,953
MEC	(25,467)	(21,534)	(25,467)	(16,479)

MID Consolidated	(6,859)	(8,260)	(10,105)	(8,526)

Net income:
Real Estate Business	13,445	10,091	10,930	4,956
MEC(3)	(9,556)	(9,859)	(9,556)	(5,715)

MID Consolidated	3,889	232	1,374	(759)

Basic and diluted earnings per share(4)	$0.08	$—	$0.02	$—

Funds from operations ("FFO")(5) (Real Estate Business only)	$22,043	$15,940
FFO per share	$0.46	$0.33

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	PRO FORMA(1)		ACTUAL
	2003	2002	2003	2002
	(Unaudited)
	(in thousands of U.S. dollars, except per share amounts)
Revenues:
Real Estate Business	$85,387	$66,569	$85,211	$63,122
Magna Entertainment Corp. ("MEC")	570,186	590,903	562,857	433,934

MID Consolidated	655,573	657,472	648,068	497,056

Operating income(2):
Real Estate Business	54,932	40,470	30,595	27,621
MEC	(8,253)	12,114	(3,179)	14,900

MID Consolidated	46,679	52,584	27,416	42,521

Net income:
Real Estate Business	39,503	30,651	19,641	17,081
MEC(3)	(3,586)	(4,497)	(1,579)	(1,879)

MID Consolidated	35,917	26,154	18,062	15,202

Basic and diluted earnings per share(4)	$0.75	$0.54	$0.02	$—

FFO(5) (Real Estate Business only)	$64,683	$50,236
FFO per share	$1.34	$1.04

(1)
On August 19, 2003, the shareholders of Magna International Inc. ("Magna") approved a spin-off transaction to list MID as an independent company. The shares of the Company owned by Magna were distributed to Magna's shareholders of record as at the close of business on August 29, 2003. The pro forma financial results enhance the comparability of the Company's current and prior year's financial performance. Pro forma adjustments have been made to the historical results to reflect acquisitions, lease amendments, increases in corporate expenses, elimination of historical interest expense, and changes in legal structure (as explained in the notes to attached pro forma income statements), as though all of these events had occurred as of January 1, 2002. The pro forma consolidated financial results are not necessarily indicative of the results of operations that would have resulted had the relevant transactions taken place at the date referred to above.

(2)
Operating income, defined as earnings before minority interest in MEC, income taxes, gains or losses on disposal of real estate and dilution loss, does not have a standardized meaning under Canadian generally accepted accounting principles ("GAAP") and therefore is unlikely to be comparable to similar measures presented by other companies.

(3)
Net income for MEC is net of minority interest and dilution losses.

(4)
Earnings per share for actual results as per GAAP were calculated based on the net income for the period that the Company's shares were outstanding (August 29, 2003 to September 30, 2003).

(5)
The Company measures and presents FFO (as explained in note 3 to the attached pro forma income statements) for the Real Estate Business because it is a measure widely used by analysts and investors in evaluating the operating performance of real estate companies. However, FFO does not have a standardized meaning under GAAP and therefore it may not be comparable to similar measures presented by other companies.

        "I am pleased with the continued growth in our financial performance in the third quarter, which we are reporting for the first time as a public company," said William Biggar, President and CEO of MID. "Shareholder interest and support for MID has been overwhelming since our spin-off from Magna on August 29, 2003. With our strong balance sheet and track record of growth alongside Magna, we are well positioned to continue to deliver growth and superior financial performance to our shareholders."

        "I am also pleased to announce that Andrew Blair has joined us as Executive Vice-President and Chief Operating Officer," said Mr. Biggar. "Andrew, who previously held the same position with Trizec Hahn Development Corporation, has significant U.S. commercial real estate development experience. His expertise will be particularly valuable as we participate in the development of MEC's excess racetrack real estate holdings."

Real Estate Business — Financial Highlights

Pro forma Results

Due to the spin-off from Magna, the pro forma financial results enhance the comparability of the Company's current and prior year's financial performance. Pro forma adjustments have been made to the historical results to reflect acquisitions, lease amendments, increases in corporate expenses, elimination of historical interest expense, and changes in legal structure (as explained in the notes to the attached pro forma income statements), as though all of these events had occurred as of January 1, 2002.

        For the third quarter ended September 30, 2003, pro forma revenues of the Real Estate Business increased by $7.0 million, or 30.9%, to $29.5 million. The pro forma revenue growth in the third quarter arises from development projects coming on stream since September 2002 which contributed $3.9 million, contractual rent increases which contributed $0.4 million and exchange rate movements which contributed $2.7 million due to the impact of the strengthening of the Canadian dollar and the Euro in relation to the US dollar.

        On a pro forma basis, the Real Estate Business recorded $85.4 million in revenues for the nine-month period ended September 30, 2003, a year-over-year increase of 28.3%. For the nine months ended September 30, 2003, completed development projects contributed $10.8 million and contractual rent increases $0.6 million to revenues while exchange rate movements added $7.5 million to revenues.

        Pro forma operating income for the three and nine-month periods ended September 30, 2003 was $18.6 million and $54.9 million respectively, an increase of 40.2% and 35.7% respectively.

        For the three months ended September 30 2003, pro forma FFO was up 38.3% to $22.0 million, or $0.46 per share, up from $0.33 per share in the third quarter of 2002. Pro forma FFO was $64.7 million, or $1.34 per share for the nine months ended September 30, 2003 compared to $50.2 million, or $1.04 per share in the nine months ended September 30, 2002, an increase of 28.8%.

Actual Results

MID's Real Estate Business recorded increased revenues in the three and nine-month periods ended September 30, 2003, with revenues increasing to $29.5 million and $85.2 million, respectively, up 28.1% and 35.0% over the corresponding periods in 2002.

        Operating income in the three and nine months ended September 30, 2003 was $15.4 million and $30.6 million, respectively, an increase of 93.2% and 10.7% over the corresponding periods in 2002.

Real Estate Business — Operating and Development Highlights

At September 30, 2003, the Real Estate Business had 24.4 million square feet of rentable space with annualized lease payments of $117.7 million.

        Two expanded properties and one new development were brought on stream in the quarter, adding 203,000 square feet of rentable space. The annual rent for this space is approximately $1.8 million. In addition, contractual rent increases went into effect on properties covering 2.6 million square feet. The annualized effect of these rent increases is $1.2 million. During the third quarter, one property leased to a non-Magna tenant with 253,000 square feet of rentable space and annualized lease payments of $0.4 million was vacated and is listed for sale.

Real Estate Business — Development Outlook

At September 30, 2003, MID's construction group had four projects under development for the Magna Group: one in each of Canada, the United States, Germany and the Czech Republic. These developments include expansions to existing facilities and various infrastructure-related projects. The projects total approximately 235,000 square feet with anticipated costs to completion of approximately $18 million to $20 million. In addition to these properties under development, MID has an ongoing dialogue with Magna and its subsidiaries regarding their future real estate needs as their businesses grow.

        Discussions are currently underway among MID, MEC, and prospective third-party developers regarding the development of MEC's excess racetrack lands at Gulfstream Park in Florida, and Santa Anita Park and Golden Gate Fields in California. No binding agreements have been entered into at this time.

Investment in Magna Entertainment ("MEC")

        MEC is North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. While MID has 96% of the total voting power of MEC's outstanding stock (59% equity stake) and consolidates MEC's results for accounting purposes, MEC has a separate management team and board of directors, and the two businesses operate independently.

        For the three-month period ended September 30, 2003, MEC revenues were $104.5 million, up $40.8 million or 64.0% over the same period in 2002. MEC recorded $562.9 million in revenue for the nine months ended September 30, 2003, up $128.9 million or 29.7% from the nine months ended September 30, 2002.

        In the quarter ended September 30, MEC's operating loss widened from $16.5 million in 2002 to $25.5 million in 2003. MEC's operating loss for the nine-month period to September 30, 2003 was $3.2 million as compared to a profit of $14.9 million for the comparable period in 2002. Results were adversely affected by lower attendance and decreased on-track wagering activity, increases in general and administrative expenses, and higher interest costs.

        At September 30, 2003, the market value of MID's shareholding in MEC was $258.2 million, based on the closing price of $4.11 for MEC Class A Shares (NASDAQ: MECA) on that date.

MI DEVELOPMENTS INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        All amounts in this Management's Discussion and Analysis of Third Quarter Results of Operations and Financial Condition ("MD&A") of MI Developments Inc. ("MID" or the "Company") are in U.S. dollars and all tabular amounts are in thousands of U.S. dollars unless otherwise noted. This MD&A should be read in conjunction with the accompanying unaudited consolidated financial statements for the three-month and nine-month periods ended September 30, 2003 and the audited combined financial statements for the year ended December 31, 2002, which are both prepared in accordance with Canadian generally accepted accounting principles.

Overview

        On July 7, 2003, Magna International Inc. ("Magna") announced a reorganization (the "Spin-off Transactions") under which, subject to shareholder and regulatory approvals, it planned to distribute 100% of the shares of MID to Magna's shareholders. On August 19, 2003, at a special meeting of shareholders, the Spin-off Transactions were approved by over 97% of the votes cast by holders of each of Magna Class A Subordinate Voting and Class B Shares, with each class voting separately. MID owns substantially all of Magna's automotive real estate in addition to Magna's former shareholdings in Magna Entertainment Corp. ("MEC").

        A distribution of one MID Class A Subordinate Voting Share for every two Magna Class A Subordinate Voting Shares and one MID Class B Share for every two Magna Class B Shares was made to shareholders of record at the close of business on August 29, 2003. For details on the initial public distribution of the MID Class A Subordinate Voting Shares and the MID Class B Shares including a discussion of the Spin-off Transactions refer to MID's Prospectus dated August 18, 2003 (the "Prospectus").

The Real Estate Business

        The Real Estate Business of MID includes a portfolio of industrial and commercial properties, all (except one) of which are leased to Magna's automotive operating units (the "Magna Group"), one of the largest and most diversified automotive suppliers in the world. These properties are located in Canada, Austria, the United States, Mexico, Germany, Belgium, the United Kingdom, Spain, Poland and the Czech Republic. In addition to the portfolio of leased properties, the Real Estate Business has acted as the real estate advisor, developer and property manager for the Magna Group. This relationship has been, and is expected to continue to be, a source of growth and opportunity for the Company. Magna's growth over the last 10 years has presented numerous situations requiring MID's real estate and development expertise. Projects currently in various stages of development for the Magna Group in Canada, the United States, Germany, and the Czech Republic are anticipated to add approximately 235,000 square feet to the portfolio of industrial properties.

        The Real Estate Business' real estate assets are comprised of:

  •
  Income-producing properties (which include properties under operating leases and, prior to January 1, 2003, direct financing leases);

  •
  Development properties (which include properties under and held for development); and

  •
  Properties held for sale.

        Effective January 1, 2003, the Company amended certain leases with the Magna Group to reduce the remaining lease terms and minimum lease payments, and in most cases replace scheduled rent increases with periodic rent increases based on a local price index. As a result of these amendments, all of the direct financing leases were reclassified as operating leases.

        The net book values of the Real Estate Business' real estate assets are as follows:

	September 30, 2003	December 31, 2002
Revenue-producing real estate properties under operating leases	$1,030,883	$515,595
Direct financing leases	—	387,024

Income-producing properties	1,030,883	902,619
Development properties	104,791	106,838
Properties held for sale	5,824	5,121

	$1,141,498	$1,014,578

  Income-producing properties

        At September 30, 2003, the Real Estate Business had 106 income producing properties representing in the aggregate 24.4 million square feet of rentable space. The income-producing properties are comprised predominantly of industrial plants located strategically to provide parts to the OEM assembly plants throughout North America and Europe. The portfolio also includes several office buildings that comprise 3.7% of the total square footage of income-producing properties. These office properties include the head offices of Magna and certain of its automotive groups. The income-producing portfolio is situated in Austria, Canada, the United States, Germany, Mexico and five other European countries. The book value of the income-producing portfolio by country as at September 30, 2003 was as follows:

	Book Value	Percent of Total
Austria	$344,515	33.4%
Canada	307,131	29.8%
United States	183,415	17.8%
Germany	89,330	8.7%
Mexico	72,864	7.1%
Other European Countries	33,628	3.2%

	$1,030,883	100.0%

  Development properties

        Development properties consist of both properties currently under development and properties held for future development. At September 30, 2003, there was one property under development in each of Canada, United States, Germany and the Czech Republic. These developments include expansions to existing facilities, and various infrastructure related projects. The projects total approximately 235,000 square feet with anticipated costs to completion of approximately $18 million to $20 million. The net book value of properties under development was $7.5 million at September 30, 2003.

        In addition to the properties currently under development, the Real Estate Business has approximately 902 acres available for development in Canada, the United States, Austria and Mexico with a book value of $97.3 million as at September 30, 2003. In October 2003, a subsidiary of the Company purchased 211 acres of land in Romulus, Michigan, at a total cost of $28.8 million. The Company is currently in discussions with MEC for a long-term lease on a portion of this land which may serve as the site of a proposed racetrack by MEC. MEC is in the process of seeking the necessary regulatory and other approvals for this racetrack. In addition, this land may be developed for industrial and/or commercial purposes.

  Properties held for sale

        At September 30, 2003, the Company had three properties in the United States totalling 169,000 square feet, and one property in Canada of 253,000 square feet, which were no longer of strategic value and were available for sale. Estimated fair market values of these properties exceed book values as at September 30, 2003.

  Pro Forma Funds From Operations

        The Company measures and presents funds from operations ("FFO") for the Real Estate Business because it is a measure widely used by analysts and investors in evaluating the operating performance of real estate companies. However, FFO does not have a standardized meaning under Canadian generally accepted accounting principles and therefore is unlikely to be comparable to similar measures presented by other companies.

        As part of this quarterly report, the Company has provided unaudited pro forma consolidated statements of income which have been adjusted to give effect to the Spin-off Transactions, including, business combinations; changes in legal, capital and lease structures; and committed levels of executive compensation for new officers of the Company, as though all of these changes had occurred effective January 1, 2002. While management believes these pro forma statements of income provide a better comparison of operating results between periods, they are not necessarily indicative of the results of operations that would have resulted had the relevant transactions and changes taken place in accordance with the assumptions and adjustments detailed in note 2 to the unaudited pro forma consolidated statements of income. Pro forma FFO and pro forma FFO per share of the Real Estate Business are based on these pro forma consolidated statements of income and are calculated as follows:

	For the nine months ended September 30,		For the three months ended September 30,
	2003	2002	2003	2002
Pro forma net income	$39,503	$30,651	$13,445	$10,091
Add back (deduct) pro forma non-cash items:
Depreciation and amortization	23,545	20,353	8,154	7,154
Future income taxes	3,905	1,978	926	(304)
Straight-line rent adjustment	(2,404)	(2,618)	(637)	(1,001)
Losses (gains) on disposal of real estate	134	(128)	155	—

Pro forma FFO	$64,683	$50,236	$22,043	$15,940

Basic and diluted pro forma FFO per share	$1.34	$1.04	$0.46	$0.33
Basic and diluted pro forma shares outstanding (in thousands)	48,130	48,130	48,130	48,130

        Pro forma FFO for the Real Estate Business was $64.7 million for the nine months ended September 30, 2003, an increase of $14.4 million, or 28.8%, over the nine months ended September 30, 2002. The increase was caused by an $8.9 million increase in pro forma net income, a $3.2 million increase in pro forma depreciation and amortization expense, a $1.9 million increase in pro forma future income tax expense, a $0.3 million decrease in pro forma gains on disposal of real estate, and a $0.2 million decrease in the pro forma adjustment for straight-lining of rental income.

        Pro forma FFO for the Real Estate Business was $22.0 million for the three months ended September 30, 2003, an increase of $6.1 million, or 38.3%, over the three months ended September 30, 2002. The increase was caused by a $3.4 million increase in pro forma net income, a $1.2 million increase in pro forma future income tax expense, a $1.0 million increase in pro forma depreciation and amortization expense, a $0.4 million decrease in the pro forma adjustment for straight-lining of rental income, and a $0.2 million increase in pro forma losses on disposal of real estate.

  Revenue Recognition

(a)   Rental revenue from operating leases

        The Real Estate Business records annual rental revenue from operating leases based on a straight-lining of the total rents called for contractually over the entire term of the lease. In North America, certain leases have fixed rent escalations every five years pursuant to which basic rent increases by a set percentage. Thus, the amount of revenue recorded on a lease in its early years exceeds the amount of the actual lease payments received in those years, whereas in the later years of the lease, the amount of revenue recorded is less than the amount of the actual lease payments. Most of the Company's operating leases are in their early years.

        The following table shows geographically the impact on rental revenues resulting from the straight-lining of rents.

	For the nine months ended September 30, 2003			For the nine months ended September 30, 2002
	Actual Lease Payments	Impact of Straight-lining	Rental Revenue Reported	Actual Lease Payments	Impact of Straight-lining	Rental Revenue Reported
North America	$44,486	$2,404	$46,890	$16,772	$2,618	$19,390
Europe	38,321	—	38,321	17,341	—	17,341

	$82,807	$2,404	$85,211	$34,113	$2,618	$36,731

	For the three months ended September 30, 2003			For the three months ended September 30, 2002
	Actual Lease Payments	Impact of Straight-lining	Rental Revenue Reported	Actual Lease Payments	Impact of Straight-lining	Rental Revenue Reported
North America	$15,697	$637	$16,334	$5,763	$1,001	$6,764
Europe	13,151	—	13,151	6,417	—	6,417

	$28,848	$637	$29,485	$12,180	$1,001	$13,181

(b)   Income from direct financing leases

        As at September 30, 2003, the Real Estate Business had no properties under direct financing leases, as a result of the amendment of certain leases with Magna and its subsidiaries as described above, compared to 14 as at September 30, 2002. The impact on FFO as a result of these leases being accounted for as direct financing leases rather than as operating leases is set out in the following table:

	For the nine months ended September 30,		For the three months ended September 30,
	2003	2002	2003	2002
Income recorded	$—	$26,391	$—	$9,840
Actual lease payment	—	23,848	—	8,412

Income in excess of cash received	$—	$2,543	$—	$1,428

Comprised of:
Income from direct financing leases in excess of repayments	$—	$3,208	$—	$1,668
Repayment of direct financing leases, net of finance income	—	(665)	—	(240)

Impact on funds from operations	$—	$2,543	$—	$1,428

  Components of rental revenue

        Growth in rental revenues from operating leases is comprised of rents from completed developments, expansions and acquisitions, net of dispositions, contractual increases on in-place leases and the impact of foreign currency fluctuations on non-U.S. dollar based rental revenues.

(a)   Completed developments, expansions, acquisitions and discontinuance

        During the nine months ended September 30, 2003, and the year ended December 31, 2002, the Real Estate Business brought on stream new leases and lease amendments totaling approximately 1.8 million square feet and 2.4 million square feet, respectively. The increase for the nine months ended September 30, 2003 includes 0.8 million square feet for the acquisition of the eight Donnelly properties, which were originally acquired in October 2002 but on which leases and rental rate negotiations were not concluded until January 1, 2003. The associated incremental lease payments totaled $10.9 million and $15.3 million in the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively. Offsetting these was the discontinuance of the lease on one property in Canada with reduction in annual lease payments of $0.4 million.

        The following table summarizes these projects and the actual lease payments (versus accounting revenues) as converted at the average foreign exchange rate for the nine months ended September 30, 2003 and the year ended December 31, 2002:

	For the nine months ended September 30, 2003		For the year ended December 31, 2002
	Annual Lease Payments	Square Feet (000s)	Annual Lease Payments	Square Feet (000s)
Acquisitions	$4,927	1,157	$7,972	1,270
New Developments	2,653	302	3,831	548
Expansions	2,937	309	3,523	604
Discontinuance	(378)	(253)	—	—

	$10,139	1,515	$15,326	2,422

(b)   Contractual increases on in-place leases

        During 1998, the majority of existing leases with the Magna Group were renegotiated to reflect market terms, and standard form leases were put into place. The leases within the property portfolio provide for periodic rent escalations based either on fixed-rate step increases or on the basis of an increase in the consumer price index (subject to certain caps). During the nine months ended September 30, 2003, such rent increases were effected in Canada, United States, Belgium and the UK on approximately 3.6 million square feet of leaseable area. The rental increases total approximately $1.4 million in annualized revenue, converted at the average foreign exchange rates for the nine months ended September 30, 2003.

MEC

  Overview

        MEC is North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. MEC currently operates or manages twelve thoroughbred racetracks, two standardbred racetracks, one racetrack that runs both thoroughbred and standardbred meets and one greyhound track, as well as the simulcast wagering venues at these tracks. On August 22, 2003, MEC acquired a 30% equity interest in AmTote International, Inc., a leading provider of totalisator services to the North American pari-mutuel industry. In addition, MEC operates off-track betting ("OTB") facilities and a national account wagering business known as XpressBet™, which permits customers to place wagers by telephone and over the Internet on horse races run at up to 70 racetracks in North America. MEC also owns and operates HorseRacing TV™, a television network focused on horse racing that MEC initially launched on the Racetrack Television Network ("RTN") in 2002. HorseRacing TV™ is currently carried on cable systems in nine states, with over 1.2 million subscribers to date. MEC is in ongoing discussions with cable and satellite operators with the goal of achieving broader distribution for HorseRacing TV™. RTN, in which MEC has a one-third interest, was formed to telecast races from MEC's racetracks and other racetracks, via private direct-to-home satellite, to paying subscribers. To support certain of MEC's thoroughbred racetracks, MEC also owns and operates thoroughbred training centres situated near San Diego, California, in Palm Beach County, Florida and in the Baltimore, Maryland area.

        MEC has commenced development of a horse racetrack and gaming facility near Vienna, Austria, which is scheduled to commence operation of its first live race meet in the second quarter of 2004. MEC also applied for horse racing licenses in certain other jurisdictions, including the Detroit, Michigan area, where MEC has plans to develop a new racetrack, subject to regulatory and other approvals. In October 2003, a subsidiary of MID purchased land in Romulus, Michigan, a portion of which may serve as the site of the proposed racetrack. In addition, MEC is actively seeking a developer or strategic partner for the development of leisure and entertainment or retail-based real estate projects on the land surrounding, or adjacent to, certain of its premier racetracks. In addition to MEC's racetracks, it owns a significant real estate portfolio which includes two golf courses and related recreational facilities, as well as three residential communities under various stages of development in Austria, the United States and Canada.

        The lease of MEC's Bay Meadows property is scheduled to expire on December 31, 2003, subject to discussions currently underway with the landlord to extend the term of the lease. MEC is exploring alternative venues, including vacant land it purchased in Dixon, California for future development, to conduct the racing dates currently held at Bay Meadows after the expiry of the lease term. In October 2003, MEC held "Town Hall" meetings with the residents of the City of Dixon to review the proposed development of "Dixon Downs", a thoroughbred racetrack with an associated retail shopping and entertainment complex. This project, which is still in the early stages of planning, is subject to regulatory and other approvals. At this time, MEC is uncertain as to the likelihood of renewal of the Bay Meadows lease or the terms upon which such renewal may be achieved. If this lease is not renewed on comparable terms or at all, or an alternative venue arranged, MEC's operating results would be materially adversely affected.

        The revenue sharing and operations agreement between The Maryland Jockey Club and the owner of Rosecroft Raceway is scheduled to expire on March 31, 2004. If this agreement is not renewed on comparable terms, there may be a material decline in the revenues of The Maryland Jockey Club that could materially adversely affect MEC's operating results. At this time, MEC is uncertain as to the likelihood of a renewal of this agreement on comparable terms.

        MEC has entered into an agreement to sell approximately 16 acres of excess real estate located at Golden Gate Fields to the East Bay Regional Park District, a California Special District. MEC is in the process of preparing the land for disposal and expects to complete the sale of this land during the fourth quarter of 2003.

        MEC is currently considering a major redevelopment project in relation to its Gulfstream Park racetrack in Florida, which if undertaken as envisaged would include a simulcast pavilion, a sports and entertainment arena, and a new turf club and grandstand. This would require the demolition of existing buildings and structures with a net book value of $21.4 million at September 30, 2003. If MEC decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

        Although the Company has no current plans to do so, further investments may be made in MEC in the future, whether in the form of debt, equity, or otherwise, or the Company may reduce its holdings in MEC. The Company is not subject to any restrictions regarding future investments in MEC and has not guaranteed any of MEC's debt obligations or other commitments.

  Seasonality

        MEC's racetracks operate for prescribed periods each year. As a result, MEC's racing revenues and operating results for any quarter will not be indicative of the revenues and operating results for the year. Because four of MEC's largest racetracks (Santa Anita Park, Gulfstream Park, Lone Star Park at Grand Prairie and Golden Gate Fields) run live race meets principally during the first half of the year, MEC's racing operations have historically operated at a loss in the second half of the year. This seasonality has resulted in large quarterly fluctuations in revenue and operating results. MEC expects the seasonality of its business to gradually diminish as its recent acquisitions, OTB network and account wagering initiatives evolve. Some time ago, MEC set out to reduce its reliance on winter racing by acquiring properties that operate at different times throughout the year. The acquisitions of Lone Star Park at Grand Prairie and The Maryland Jockey Club late in 2002 give MEC significant new content in the second and fourth quarters. In the third quarter of 2003, these acquisitions and Flamboro Downs contributed $2.2 million of earnings before interest, taxes and depreciation and amortization.

  Live Race Days

        In the nine months ended September 30, 2003, MEC operated its racetracks for an additional 359 live race days as compared to the prior year period. The overall increase in live race days is primarily attributable to 70 live race days at Lone Star Park at Grand Prairie, 83 live race days at Laurel Park, and 66 live race days at Pimlico Race Course, which were all acquired in the fourth quarter of 2002, and 119 live race days at Flamboro Downs, which was acquired on April 16, 2003. These live race days were supplemented by 34 additional live race days at Portland Meadows as a result of the 2002 live race meet concluding early in order to permit construction of a storm water retention system, partially offset by a decrease of 17 live race days at Remington park as a result of MEC's desired reduction in race days in the first six months of 2003. Other tracks did not experience a significant variation in the number of live race days.

        In the three months ended September 30, 2003, MEC operated its racetracks for an additional 131 live race days as compared to the quarter ended September 30, 2002. The overall increase in live race days is primarily attributable to 10 live race days at Lone Star Park at Grand Prairie, 22 live race days at Laurel Park, and 18 live race days at Pimlico Race Course, which were all acquired in the fourth quarter of 2002, and 64 live race days at Flamboro Downs, which was acquired on April 16, 2003. Also contributing to the increase in the number of live race days was 14 incremental race days at Remington Park. Other tracks had a similar or identical number of race days.

        Set forth below is a list of MEC's actual live race days by racetrack for the nine months and three months ended September 30, 2003 and 2002.

	For the nine months ended September 30,		For the three months ended September 30,
	2003	2002	2003	2002
Santa Anita Park	81	80	—	—
Golden Gate Fields	66	65	—	—
Bay Meadows	79	79	24	24
Gulfstream Park	89	90	—	—
Lone Star Park(1)	70	N/A	10	N/A
Laurel Park(2)	83	N/A	22	N/A
Pimlico Race Course(2)	66	N/A	18	N/A
Thistledown	135	128	64	61
Remington Park	47	64	44	30
Great Lakes Downs	99	99	61	62
The Meadows	155	159	53	52
Flamboro Downs(3)	119	N/A	64	N/A
Portland Meadows	52	18	—	—

	1,141	782	360	229

Notes:

(1)
Excludes live race days prior to MEC's acquisition of Lone Star Park on October 23, 2002.

(2)
Excludes live race days prior to MEC's acquisition of a controlling interest in The Pimlico Race Course and Laurel Park racetracks on November 27, 2002.

(3)
Excludes live race days prior to our acquisition of Flamboro Downs on April 16, 2003.

        Live race days are a significant factor in the operating and financial performance of MEC's racing business. Another significant factor is the level of wagering per customer on MEC's racing content on-track, at inter-track simulcast locations, at OTB facilities and increasingly on MEC's XpressBet™ account wagering system. There are also many other factors that have a significant impact on MEC's racing revenues, which include, but are not limited to: attendance at MEC's racetracks, inter-track simulcast locations and OTB facilities; the number of races and the average field size per race; MEC's ability to attract the industry's top horses and trainers; inclement weather; and changes in the economy.

  Real Estate Properties

        In addition to MEC's racetracks, MEC owns a significant real estate portfolio which includes two golf courses, related recreational facilities and gated residential communities under development in Austria and in Canada, as well as other real estate in the United States, Canada and Austria. The aggregate net book values of MEC's real estate is as follows:

	September 30, 2003	December 31, 2002
Revenue-producing racetrack properties	$505,324	$466,443
Excess racetrack properties	102,316	100,285
Development properties	93,507	71,384
Revenue-producing non-racetrack properties	76,452	68,507
Properties held for sale	11,488	10,827

	$789,087	$717,446

Consolidated Results of Operations

  Average Foreign Exchange

	For the nine months ended September 30,			For the three months ended September 30,
	2003	2002	Change	2003	2002	Change
1 Canadian dollar equals U.S. dollars	0.701	0.637	+10%	0.724	0.640	+13%
1 euro equals U.S. dollars	1.112	0.927	+20%	1.124	0.983	+14%

        The preceding table reflects the average foreign exchange rates between the most common currencies in which the Company conducts business and its U.S. dollar reporting currency. Significant changes in these foreign exchange rates impact the reported U.S. dollar amounts of the Company's revenues, expenses, income and funds from operations, particularly in the Company's Real Estate Business.

        During the nine-month period ended September 30, 2003, there was a significant strengthening of the euro and Canadian dollar against the U.S. dollar. These exchange rate changes resulted in an increase in the U.S. dollar value of the Company's real estate properties from December 31, 2002 of $105.4 million.

        Throughout this MD&A, reference is made to the impact of foreign exchange on reported U.S. dollar amounts where relevant.

        Refer also to the "Segment Analysis" below.

Results of Operations — For the Nine Months Ended September 30, 2003

  Consolidated Statements of Income

	For the nine months ended September 30,
	2003	2002
Revenues
Real Estate Business	$85,211	$63,122
MEC	562,857	433,934

	648,068	497,056
Operating costs and expenses
Real Estate Business	54,616	35,501
MEC	566,036	419,034

	620,652	454,535
Operating income (loss)
Real Estate Business	30,595	27,621
MEC	(3,179)	14,900

	27,416	42,521
Gains (losses) on disposal of real estate	(134)	2,213
Dilution loss	—	(10,712)

Income (loss) before income taxes and minority interest	27,282	34,022
Income taxes	10,333	17,698
Minority interest in MEC	(1,113)	1,122

Net Income (loss)
Real Estate Business	19,641	17,081
MEC	(1,579)	(1,879)

	$18,062	$15,202

  Revenues

        Revenues for the nine months ended September 30, 2003, were $648.1 million, an increase of 30.4% or $151.0 million from the nine months ended September 30, 2002. The increase in total revenues was primarily due to a $125.6 million increase in constant-dollar (keeping foreign currencies' exchange rates against the U.S. dollar constant between periods) MEC sales, a $14.0 million increase in constant-dollar revenue in the Real Estate Business, and an $11.4 million increase in reported U.S. dollar revenues primarily due to the strengthening of the average euro and Canadian dollar exchange rates against the U.S. dollar.

  Operating costs and expenses

        Consolidated operating costs and expenses increased 36.5%, or $166.1 million, to $620.7 million for the nine-month period ended September 30, 2003. The increase in operating costs and expenses is a result of an increase in MEC constant-dollar operating costs and expenses of $144.0 million, an increase in Real Estate Business constant-dollar operating costs and expenses of $14.5 million and a $7.6 million increase in reported U.S. dollar costs and expenses due to the strengthening of the euro and Canadian dollar against the U.S. dollar.

        The increase in Real Estate Business operating costs and expenses is due to an increase in: depreciation associated with the conversion of direct financing leases to operating leases compared to the same period last year; interest expense; general and administrative expenses; and reported U.S. dollar costs as a result of the strengthening of the euro and Canadian dollar against the U.S. dollar.

        The increase in MEC operating costs and expenses was primarily caused by operating costs from the acquisitions of Lone Star Park at Grand Prairie, The Maryland Jockey Club and Flamboro Downs, higher purses and rewards associated with the overall increase in wagering revenues and an increase in reported U.S. dollar costs as a result of the strengthening of the euro and Canadian dollar against the U.S. dollar. These changes are detailed in the segment analysis section of this MD&A.

  Gains on disposal of real estate

        During the nine months ended September 30, 2003, the Real Estate Business disposed of two properties and recognized a total loss of $0.1 million on the transactions. During the same period in 2002, The Real Estate Business disposed of one property, generating a gain of $0.1 million, while MEC disposed of one property, generating a gain of $2.1 million. MEC intends to continue to sell the balance of its properties held for sale over the next two years in order to provide capital to grow and enhance its core racing operations.

  Dilution loss

        In April 2002, MEC completed a public offering by issuing 23 million shares of its Class A Subordinate Voting Stock for aggregate cash consideration, net of share issue expenses, of $142.4 million. The Company recognized a loss of $10.7 million from its ownership dilution, from approximately 75% to approximately 59%, arising from the issue. The loss incurred was not subject to income taxes, as the issue was completed on a primary basis by MEC.

  Income tax provision

        An income tax provision of $10.3 million was recorded against income before income taxes and minority interest of $27.3 million for the nine months ended September 30, 2003, compared to an income tax provision of $17.7 million against income before income taxes, minority interest and dilution loss of $44.7 million for the nine months ended September 30, 2002. Dilution losses were not subject to income taxes, as the issuance of MEC's equity was completed on a primary basis. The effective income tax rate on income before income taxes, minority interest and dilution loss decreased marginally to 37.9% for the nine months ended September 30, 2003, from 39.6% for the nine months ended September 30, 2002. The effective income tax rate applied against the income from the Real Estate Business for the nine months ended September 30, 2003 was 35.5%, while the effective income tax rate applied against the loss for the MEC operations was 15.3%. For the same period in 2002, the effective tax rate against the income for the Real Estate Business was 38.4%, while that for MEC was 41.4%. The reduction in effective tax rate for the Real Estate Business reflects the impact of the change in the legal structure as part of the Spin-off Transactions. In the case of MEC, the effective tax rate applied against the loss from operations was lower compared to the effective tax rate applied to the income from operations in the prior year, primarily due to an increase in non-deductible expenditures.

  Minority interest in MEC

        Minority interest was a recovery of $1.1 million for the nine months ended September 30, 2003, compared to an expense of $1.1 million for the nine months ended September 30, 2002. The change in minority interest expense for the period was caused by two factors: a net loss before minority interest of $2.9 million from MEC operations during the nine months ended September 30, 2003 compared to a net income before minority interest and dilution losses of $9.9 million during the corresponding period of 2002, and the increase in weighted average minority interest percentage in MEC from 11.3% for the nine months ended September 30, 2002 to 41.4% for the nine months ended September 30, 2003.

  Net income

        Net income for the nine months ended September 30, 2003 was $18.1 million, an increase of $2.9 million, or 18.8%, from the same period last year. The change was primarily due to a $2.6 million increase in segment earnings for the Real Estate Business, a $2.2 million decrease in minority interest expense, and a dilution loss of $10.7 million in the first nine months of 2002. These effects were partially offset by a decrease in segment earnings for MEC of $12.6 million.

Results of Operations — For the Three Months Ended September 30, 2003

        This section of Management's Discussion and Analysis focuses on the three months ended September 30, 2003 compared to the three months ended September 30, 2002.

  Consolidated Statements of Income

	For the three months ended September 30,
	2003	2002
Revenues
Real Estate Business	$29,485	$23,021
MEC	104,475	63,708

	133,960	86,729
Operating costs and expenses
Real Estate Business	14,123	15,068
MEC	129,942	80,187

	144,065	95,255
Operating income (loss)
Real Estate Business	15,362	7,953
MEC	(25,467)	(16,479)

	(10,105)	(8,526)
Gains (losses) on disposal of real estate	(155)	(34)

Income (loss) before income taxes and minority interest	(10,260)	(8,560)
Income taxes	(5,371)	(3,774)
Minority interest in MEC	(6,263)	(4,027)

Net income (loss)
Real Estate Business	10,930	4,956
MEC	(9,556)	(5,715)

	$1,374	$(759)

  Revenues

        Revenues for the three months ended September 30, 2003 were $134.0 million, an increase of 54.5% or $47.2 million from the three months ended September 30, 2002. The increase in total revenues was primarily due to a $39.2 million increase in constant-dollar MEC sales, a $3.8 million increase in constant-dollar revenue from the Real Estate Business, and a $4.2 million increase in reported U.S. dollar revenues primarily due to the strengthening of the average euro and Canadian dollar exchange rates against the U.S. dollar.

  Operating costs and expenses

        For the three months ended September 30, 2003, operating costs and expenses were $144.1 million, up 51.2%, or $48.8 million, from the same period in 2002. The increase in operating costs and expenses is a result of an increase in constant-dollar MEC operating costs and expenses of $48.4 million and a $2.5 million increase in reported U.S. dollar costs and expenses due to the year-over-year increase in the average exchange rate of the euro and Canadian dollar against the U.S. dollar. These effects were partially offset by a $2.1 million decrease in the Real Estate Business' constant-dollar operating costs.

        The decrease in Real Estate Business operating costs and expenses was caused by a reduction in the net interest expense due to the elimination of the indebtedness owing to the Magna Group as part of the Spin-off Transactions. This was offset partly by the increase in depreciation associated with the conversion of direct financing leases to operating leases; general and administrative costs compared to the prior year because of additional costs incurred from becoming a standalone public company; and reported U.S. dollar costs as a result of the strengthening of the euro and Canadian dollar against the U.S. dollar.

        The increase in MEC operating costs and expenses was primarily caused by operating costs from the acquisitions of Lone Star Park at Grand Prairie, The Maryland Jockey Club and Flamboro Downs, higher purses and rewards associated with the overall increase in wagering revenues and higher reported U.S. dollar costs as a result of the strengthening of the euro and Canadian dollar against the U.S. dollar. These changes are detailed in the segment analysis section of this MD&A.

  Gains (losses) on disposal of real estate

        During the three months ended September 30, 2003, there was a disposal of undeveloped land by the Real Estate Business. This generated a loss of $0.2 million. During the three months ended September 30, 2002, MEC disposed of one property, resulting in a nominal loss.

  Income tax provision

        The effective income tax rate on the Company's loss before income taxes, minority interest and dilution loss, increased to 52.3% for the three months ended September 30, 2003 from 44.1% for the three months ended September 30, 2002. The effective income tax rate applied against the income from the Real Estate Business for the three months ended September 30, 2003 was 28.1% while the effective income tax rate applied against the loss for the MEC operations was 37.9%. For the same period in 2002, the effective tax rate for the Real Estate Business was 37.7%, while that used against MEC's losses was 41.0%. The reduction in effective tax rate for the Real Estate Business reflects the impact of the change in the legal structure as part of the Spin-off Transactions. In the case of MEC, the effective tax rate was lower than in the prior year primarily due to an increase in non-deductible expenditures.

  Minority interest in MEC

        Minority interest recovery was $6.3 million for the three months ended September 30, 2003, compared to a recovery of $4.0 million for the three months ended September 30, 2002. The increase in the recovery was caused by a higher net loss at MEC in the third quarter of 2003 compared to the third quarter of 2002. Because MEC's public equity offering in 2002 occurred prior to the beginning of the three month period ending September 30, 2002, the average minority interest percentage for the third quarter was substantially unchanged, increasing from 41.3% for the three months ended September 30, 2002 to 41.4% for the three months ended September 30, 2003.

  Net income

        Net income for the three months ended September 30, 2003 was $1.4 million, an increase of $2.1 million from the net loss for the same period in 2002. The reversal was primarily due to an increase of $6.0 million in earnings from the Real Estate Business and an increase in minority interest recovery of $2.2 million, partially offset by a decrease of $6.1 million in MEC net segment earnings.

Segment Analysis

        Refer to note 3 of the Company's unaudited consolidated financial statements for the nine-month and three-month periods ended September 30, 2003, which explains the basis for the Company's segmentation.

  For the Nine Months Ended September 30, 2003

  Real Estate Business

	For the nine months ended September 30,
	2003	2002
Revenues
Rental revenue from operating leases	$85,211	$36,731
Income from direct financing leases	—	26,391

	85,211	63,122

Expenses
General and administrative expenses	6,046	4,687
Depreciation and amortization	23,509	8,598
Interest expense, net	25,061	22,216

Operating income	$30,595	$27,621

	As at September 30,
	2003	2002
Properties and Direct Financing Leases
Revenue-producing real estate properties under operating leases	$1,030,883	$466,377
Development properties	104,791	86,881
Properties held for sale	5,824	1,301

Real estate properties	1,141,498	554,559
Direct financing leases	—	375,412

	$1,141,498	$929,971

  Rental revenue from operating leases

        Rental revenue from operating leases for the Real Estate Business increased to $85.2 million for the nine months ended September 30, 2003, up $48.5 million from the nine months ended September 30, 2002. Effective January 1, 2003, the Real Estate Business amended certain leases with Magna and its subsidiaries to reduce the remaining lease terms and minimum lease payments, and to replace most scheduled rent increases with periodic rent increases based on a local price index. As a result of these amendments, all of the Real Estate Business' direct financing leases were reclassified as operating leases. This reclassification resulted in a $26.0 million increase in rental revenue from operating leases for the nine months ended September 30, 2003 from the comparable prior-year period. In addition, rental revenue from operating leases was $22.5 million higher in the nine months ended September 30, 2003 as a result of the following:

  •
  $7.8 million from acquisitions including the Eurostar facility acquired in July 2002, three facilities of Tesma International Inc. ("Tesma") acquired in January 2003 and eight manufacturing facilities acquired in October 2002 as part of Magna's acquisition of Donnelly Corporation ("Magna Donnelly");

  •
  $6.1 million from completion of new development and expansion projects;

  •
  $0.6 million from rent increases as per contractual terms; and

  •
  $8.0 million increase in reported U.S. dollar revenues as result of the higher average exchange rates of the euro and Canadian dollar against the U.S. dollar during the first nine months of 2003 compared to the first nine months of 2002.

  Income from direct financing leases

        As a result of the amendments to certain leases with Magna and its subsidiaries on January 1, 2003, all of the direct financing leases were reclassified as operating leases and accordingly, income from direct financing leases decreased from $26.4 million for the nine months ended September 30, 2002 to nil for the nine months ended September 30, 2003.

  General and administrative

        The Real Estate Business' general and administrative expenses of $6.0 million for the nine months ended September 30, 2003 were up $1.4 million, or 29.0%, from the nine months ended September 30, 2002. These expenses increased primarily because of additional public company costs associated with MID's spin-off from Magna.

  Depreciation and amortization

        The Real Estate Business' depreciation and amortization costs increased to $23.5 million for the nine months ended September 30, 2003, an increase of $14.9 million from the nine months ended September 30, 2002. The increase in 2003 is primarily due to the incremental depreciation of $12.5 million on the properties previously classified as properties under direct financing leases which were reclassified as properties under operating leases on January 1, 2003; new developments and expansions; the acquisition of the Eurostar and Magna Donnelly properties in the fourth quarter of 2002 and the Tesma facilities in the first quarter of 2003; and a $2.4 million increase in reported U.S. dollar depreciation and amortization as a result of the higher euro and Canadian dollar exchange rates against the U.S. dollar for the first nine months of 2003 when compared to the same period in the prior year.

  Interest expense, net

        Interest expense for the Real Estate Business was $25.1 million for the nine months ended September 30, 2003, up from $22.2 million for the same period in the prior year. The increase in net interest expense is due to increased borrowings from Magna to fund new developments, expansions and acquisitions and a $1.7 million increase in reported U.S. dollar interest expense due to the higher euro and Canadian dollar exchange rate against the U.S. dollar for the first nine months of 2003 when compared to the same period in the prior year. The indebtedness due to the Magna Group was repaid during the quarter ended September 30, 2003 as a result of the changes in the capital structure arising from the Spin-off Transactions. MID has entered into a $50 million credit facility agreement with a Canadian Chartered Bank under which no amounts were drawn at September 30, 2003.

  MEC

	For the nine months ended September 30,
	2003	2002
Revenues
Wagering revenue	$460,067	$369,089
Non-wagering revenue	87,231	51,588

Racetrack revenue	547,298	420,677
Other	15,559	13,257

	562,857	433,934

Operating costs and expenses
Purses, awards and other	277,728	230,100
Operating costs	206,427	143,224
General and administrative expenses	48,490	29,333
Depreciation and amortization	23,157	16,684
Interest expense (income), net	10,234	(307)

Operating income (loss)	$(3,179)	$14,900

  MEC Revenues

        The $128.9 million, or 29.7%, increase in MEC revenues for the nine months ended September 30, 2003 is primarily attributable to the acquisition of The Maryland Jockey Club, Lone Star Park at Grand Prairie and Flamboro Downs, which generated revenues in the period of $79.3 million, $56.0 million and $12.8 million, respectively. The increase in the exchange rates of the euro and Canadian dollar compared to the prior year contributed an additional $3.4 million to reported U.S. dollar revenues. These increases were partially offset by reduced revenues due to lower average daily attendance and decreased on-track wagering activity at most of MEC's facilities. Part of these declines in attendance and wagering activity were attributable to severe weather experienced during the period, particularly in the northeast region of the United States where several of MEC's facilities are located.

        Wagering revenue was up 24.6% for the nine months ended September 30, 2003, while non-wagering revenue was up 69.1%. Non-wagering revenue increased faster than wagering revenue primarily because of commissions earned from MEC's Flamboro Downs slot facility and food and beverage revenues earned at Lone Star Park at Grand Prairie, where these revenues as a percentage of gross wagering revenue are the highest of any MEC facility.

  MEC purses, awards, and other

        MEC's purses, awards and other increased by $47.6 million, or 20.7%, for the nine months ended September 30, 2003. This increase was caused by the increase in MEC wagering revenues for the period. As a percentage of gross wagering revenues, purses, awards and other decreased from 62.3% to 60.4%, because of the mix of the wagers made, the state wagers were made in, the mix of on-track versus off-track wagering and purse subsidies received by one of our recent acquisitions, which lowers its purse expense.

  MEC operating costs

        MEC's operating costs increased by $63.2 million, or 44.1%, for the nine months ended September 30, 2003 when compared to the same period in the prior year. The increase was primarily caused by $55.7 million in operating costs incurred by recent acquisitions (The Maryland Jockey Club, Lone Star Park at Grand Prairie and Flamboro Downs); incremental rental expense of $2.2 million at MEC's Bay Meadows facility; a $4.2 million increase in predevelopment and other costs, which include the pursuit of alternative gaming opportunities, developmental initiatives undertaken to enhance MEC's racing operations, information technology costs which have been determined to have no future benefit, and disposal costs; and a further $3.1 million increase caused by the increase in the exchange rate of the euro and Canadian dollar against the U.S. dollar.

        As a percentage of revenues, operating costs increased from 33.0% for the nine months ended September 30, 2002 to 36.7% for the nine months ended September 30, 2003. This increase was attributable to the following factors: costs incurred by recent acquisitions for periods during which live race meets were not run during the period; incremental rent incurred at the Bay Meadows facility; startup costs related to HorseRacing TV™, Palm Meadows and the inaugural running of the Sunshine Millions™; and an increase in predevelopment and other costs.

  MEC general and administrative

        MEC's general and administrative expenses increased by $19.2 million, or 65.3%, for the nine-month period ended September 30, 2003. This increase was caused primarily by $12.1 million in general and administrative expenses incurred by MEC's recent acquisitions, as well as higher costs at MEC's corporate head office. As a percentage of revenues, general and administrative expenses increased from 6.8% for the nine months ended September 30, 2002 to 8.6% for the nine months ended September 30, 2003. This increase was largely caused by the increase in expenses at MEC's corporate head office.

  MEC depreciation and amortization

        MEC depreciation and amortization expense for the nine months ended September 30, 2003 compared to the same period in the prior year increased by $6.5 million, or 38.8%. This increase was caused by $6.0 million in incremental depreciation and amortization expense related to MEC's recent acquisitions, as well as increased depreciation and amortization expense on recent fixed asset additions.

  MEC interest expense, net

        MEC's net interest expense increased $10.5 million, from income of $0.3 million for the nine months ended September 30, 2002 to expense of $10.2 million for the nine months ended September 30, 2003. The increase in interest expense is attributable to MEC's issuance of $75.0 million in convertible subordinated notes in December 2002, MEC's issuance of $150 million in convertible subordinated notes in June 2003 and higher levels of long-term debt related to MEC's acquisitions of Lone Star Park at Grand Prairie, The Maryland Jockey Club, and Flamboro Downs. In the nine months ended September 30, 2003, $4.4 million of interest was capitalized with respect to projects under development, up from $1.8 million in the comparable period in the prior year.

  Real Estate Business

  For the Three Months Ended September 30, 2003

	For the three months ended September 30,
	2003	2002
Revenues
Rental revenue from operating leases	$29,485	$13,181
Income from direct financing leases	—	9,840

	29,485	23,021

Expenses
General and administrative expenses	2,438	1,743
Depreciation and amortization	8,154	3,573
Interest expense, net	3,531	9,752

Operating income	$15,362	$7,953

	As at September 30,
	2003	2002
Properties and Direct Financing Leases
Revenue-producing real estate properties under operating leases	$1,030,883	$466,377
Development properties	104,791	86,881
Properties held for sale	5,824	1,301

Real estate properties	1,141,498	554,559
Direct financing leases	—	375,412

	$1,141,498	$929,971

  Rental revenue from operating leases

        Rental revenue from operating leases increased to $29.5 million for the three months ended September 30, 2003, up $16.3 million from the three months ended September 30, 2002. Effective January 1, 2003, the Real Estate Business amended certain leases with Magna and its subsidiaries to reduce the remaining lease terms and minimum lease payments, and to replace most scheduled rent increases with periodic rent increases based on a local price index. As a result of these amendments, all of the Real Estate Business' direct financing leases were reclassified as operating leases. This reclassification resulted in a $9.0 million increase in rental revenue from operating leases for the three months ended September 30, 2003 over the comparable prior-year period. In addition, rental revenue from operating leases was $7.3 million higher in the quarter ended September 30, 2003 as a result of the following:

  •
  $1.5 million from acquisitions including the three Tesma facilities acquired in January 2003 and from eight manufacturing facilities acquired in October 2002 as part of Magna's acquisition of Donnelly Corporation;

  •
  $2.6 million from completion of new development and expansion projects;

  •
  $0.6 million from rent increases as per contractual terms; and

  •
  $2.6 million increase in reported U.S. dollar revenues as result of the higher average exchange rates of the euro and Canadian dollar against the U.S. dollar during the third quarter of 2003 compared to the third quarter of 2002.

  Income from direct financing leases

        As a result of the amendments to certain leases with Magna and its subsidiaries on January 1, 2003, all of the direct financing leases were reclassified as operating leases and accordingly, income from direct financing leases decreased from $9.8 million for the three months ended September 30, 2002 to nil for the three months ended September 30, 2003.

  General and administrative

        General and administrative expenses of $2.4 million for the three months ended September 30, 2003 were up $0.7 million from the three months ended September 30, 2002. The increase of the value of the Canadian dollar and euro against the U.S. dollar contributed $0.3 million of the increase. Additional costs associated with MID becoming a publicly company also contributed to the increase in general and administrative expenses.

  Depreciation and amortization

        The Real Estate Business' depreciation and amortization costs increased to $8.2 million for the three months ended September 30, 2003, up from $3.6 million for the three months ended September 30, 2002. The increase in 2003 is primarily due to incremental depreciation expense of $3.9 million on the properties previously classified as properties under direct financing leases which were reclassified as properties under operating leases on January 1, 2003; new developments, expansions and acquisitions subsequent to the three months ended September 30, 2002; and a $0.7 million increase in reported U.S. dollar depreciation and amortization as a result of the higher average euro and Canadian dollar exchange rates in the third quarter of 2003 when compared to the prior year's third quarter.

  Interest expense, net

        Interest expense for the Real Estate Business was $3.5 million for the three months ended September 30, 2003, down from $9.8 million for the same period in the prior year. The decrease was caused by the changes to the Company's capital structure arising from the Spin-off Transactions. As at September 30, 2003, the Real Estate Business had $6.7 million of long-term debt and no bank indebtedness. MID has entered into an agreement for a $50 million credit facility with a Canadian Chartered bank, under which no amounts were outstanding at September 30, 2003.

  MEC

	For the three months ended September 30,
	2003	2002
Revenues
Wagering revenue	$75,893	$46,486
Non-wagering revenue	22,063	11,842

Racetrack revenue	97,956	58,328
Other	6,519	5,380

	104,475	63,708

Operating costs and expenses
Purses, awards and other	44,778	25,740
Operating costs	56,342	41,016
General and administrative expenses	15,956	8,138
Depreciation and amortization	7,923	5,414
Interest expense (income), net	4,943	(121)

Operating income (loss)	$(25,467)	$(16,479)

  MEC revenues

        Total MEC revenues were $104.5 million for the three months ended September 30, 2003, up $40.8 million or 64.0% from the three months ended September 30, 2002. The increase was mainly caused by MEC's recent acquisitions of The Maryland Jockey Club, Lone Star Park at Grand Prairie and Flamboro Downs, which generated revenues for the quarter of $19.4 million, $14.4 million, and $7.0 million, respectively. U.S. dollar revenues increased by a further $1.6 million because of the increase in value of the euro and Canadian dollar against the U.S. dollar. These effects were offset, to a small degree, by reduced revenues due to lower average daily attendance and decreased on-track wagering activity at most of MEC's facilities.

        Wagering revenue for the quarter ended September 30, 2003 was up by 63.3% over the prior year's third quarter, while non-wagering revenue was up 86.3% over the same period. Non-wagering revenue increased faster than wagering revenue in the quarter because of commissions earned from MEC's Flamboro Downs slot facility and food and beverage revenues earned at Lone Star Park at Grand Prairie, where these revenues as a percentage of gross wagering revenue are the highest of any MEC facility.

  MEC purses, awards and other

        MEC's purses, awards, and other increased by $19.0 million, or 74.0%, for the three months ended September 30, 2003 as compared to the three months ended September 30, 2002. This increase was primarily caused by the increase in gross wagering revenues for the period, with a $0.2 million increase also caused by the increase in the exchange rate of the Canadian dollar against the U.S. dollar. As a percentage of MEC's gross wagering revenue, purses, awards, and other increased from 55.4% for the quarter ended September 30, 2002 to 59.0% for the quarter ended September 30, 2003, primarily due to the mix of wagers made, the state the wagers were made in and the mix of on-track versus off-track wagering.

  MEC operating costs

        Year-over-year, MEC operating costs for the three months ended September 30, 2003 increased by $15.3 million, or 37.4%. The increased operating costs included $16.5 million incurred by MEC's recent acquisitions (Lone Star Park at Grand Prairie, The Maryland Jockey Club and Flamboro Downs); additional rent expense incurred at MEC's Bay Meadows facility of $0.8 million; a $1.2 million increase in predevelopment and other costs, which was the result of MEC pursuing alternative gaming opportunities in states where MEC currently operates and developmental initiatives undertaken to enhance MEC's racing operations; and $0.9 million caused by the increase in value of the euro and Canadian dollar against the U.S. dollar. These increases were partially offset by cost reductions at certain MEC racetracks.

        As a percentage of revenues, MEC operating costs decreased from 64.4% for the three months ended September 30, 2002 to 53.9% for the three months ended September 30, 2003. This decrease was caused by lower costs as a percentage of revenues in the quarter for recent acquisitions, as well as cost reductions at certain MEC racetracks.

  MEC general and administrative

        MEC's general and administrative expenses were up by $7.8 million, or 96%, in the three months ended September 30, 2003. This increase was caused primarily by $4.0 million in general and administrative expenses incurred by MEC's recent acquisitions, as well as higher costs at MEC's corporate head office. As a percentage of revenues, general and administrative expenses increased from 12.8% for the three months ended September 30, 2002 to 15.3% for the three months ended September 30, 2003. This increase was largely caused by the increase in expenses at MEC's corporate head office.

  MEC depreciation and amortization

        Depreciation and amortization expense increased $2.5 million, or 46.3% in the three months ended September 30, 2003 compared to the same period in the prior year, as a result of MEC's recent acquisitions recording incremental depreciation and amortization of $2.2 million and increased depreciation and amortization on recent fixed asset additions.

  MEC interest expense, net

        MEC's net interest expense increased from income of $0.1 million for the three months ended September 30, 2002 to expense of $4.9 million for the three months ended September 30, 2003. The increase in interest expense is attributable to MEC's issuance of $75.0 million in convertible subordinated notes in December 2002, MEC's issuance of $150 million in convertible subordinated notes in June 2003 and higher levels of long-term debt related to MEC's acquisitions of Lone Star Park at Grand Prairie, The Maryland Jockey Club, and Flamboro Downs. In the three months ended September 30, 2003, $2.1 million of interest was capitalized with respect to projects under development, up from $0.7 million in the comparable period in the prior year.

Consolidated Financial Condition, Liquidity and Capital Resources

  Cash Flow from Operations

	For the nine months ended September 30,				For the three months ended September 30,
	2003		2002		2003		2002
Net income (loss)	$		$		$		$
Real Estate Business		19,641		17,081		10,930		4,956
MEC		(1,579)		(1,879)		(9,556)		(5,715)

		18,062		15,202		1,374		(759)

Items not involving current cash flows
Real Estate Business		25,114		8,955		8,547		2,653
MEC		21,508		26,000		96		837

		46,622		34,955		8,643		3,490

Cash flow from operations before changes in non-cash balances
Real Estate Business		44,755		26,036		19,477		7,609
MEC		19,929		24,121		(9,460)		(4,878)

		64,684		50,157		10,017		2,731

Changes in non-cash balances
Real Estate Business		(7,982)		(9,061)		15,469		(12,703)
MEC		(11,077)		(5,057)		(8,492)		(4,089)

		(19,059)		(14,118)		6,977		(16,792)

Cash provided by (used in) operating activities
Real Estate Business		36,773		16,975		34,946		(5,094)
MEC		8,852		19,064		(17,952)		(8,967)

		$45,625		$36,039		$16,994		$(14,061)

  Nine Months Ended September 30, 2003

        In the nine months ended September 30, 2003, the Company generated cash flow from operations before changes in non-cash balances of $64.7 million, an increase of $14.5 million, or 29.0%, from the nine months ended September 30, 2002.

        The Real Estate Business generated cash flow from operations before changes in non-cash balances of $44.8 million for the nine months ended September 30, 2003, an increase of $18.7 million, or 71.9%, over the nine months ended September 30, 2002. Cash flow from operations before changes in non-cash balances increased primarily due to a $2.5 million increase in net income; a $14.9 million increase in depreciation and amortization expense; a $3.2 million decrease in income from direct financing leases in excess of repayments; and a $0.2 million decrease in the adjustment for the straight-lining of rental income. The increases in depreciation and amortization expense and the decrease in income in excess of repayments from direct financing leases were both caused by the lease amendments in January 2003, which converted many of the Real Estate Business' direct financing leases to operating leases. These factors were partially offset by a $2.1 million decrease in future income tax expense.

        MEC generated cash flow from operations before changes in non-cash balances of $19.9 million for the nine months ended September 30, 2003, a decrease of $4.2 million, or 17.4%, from the nine months ended September 30, 2002. The decrease is attributable to a $12.6 million decrease in MEC segment net earnings before minority interest and dilution losses and a $3.1 million decrease in future income taxes. These effects were partially offset by a $6.5 million increase in depreciation and amortization expense, a $2.9 million increase in non-cash asset write-downs, and a $2.1 million decrease in non-cash gains on the sale of assets.

        In the nine months ended September 30, 2003, the Company invested $19.1 million in non-cash balances, an increase from $14.1 million for the nine months ended September 30, 2002.

        The Real Estate Business invested $8.0 million in non-cash balances in the nine months ended September 30, 2003, primarily through a $7.5 million decrease in income taxes payable, a $1.9 million increase in prepaid expenses and other, and a $0.1 million increase in accounts receivable. These changes were partially offset by a $1.5 million increase in accounts payable and accrued liabilities.

        MEC invested $11.1 million in non-cash balances, primarily as a result of a decrease in accounts payable and accrued liabilities of $20.7 million, a $2.9 million decrease in income taxes payable, an increase of $1.5 million in prepaid expenses and other, and a $1.1 million increase in restricted cash. These changes were offset, in part, by a $11.8 million decrease in accounts receivable and a $3.3 million increase in deferred revenue.

  Three Months Ended September 30, 2003

        In the three months ended September 30, 2003, the Company generated cash flow from operations before changes in non-cash balances of $10.0 million, an increase of $7.3 million from the three months ended September 30, 2002.

        The Real Estate Business generated cash flow from operations before changes in non-cash balances of $19.5 million for the three months ended September 30, 2003, an increase of $11.9 million over the three months ended September 30, 2002. Cash flow from operations before changes in non-cash balances increased primarily due to a $6.0 million increase in net income in the quarter; a $4.6 million increase in depreciation and amortization expense; a $1.7 million decrease in income from direct financing leases in excess of repayments; a $0.3 million decrease in the adjustment for the straight-lining of rental income; and a $0.1 million increase in non-cash losses on disposal of real estate. The increase in depreciation and amortization expense and the decrease in income in excess of repayments from direct financing leases were caused by the lease amendments in January 2003, which converted many of the Real Estate Business' direct financing leases to operating leases. These factors were partially offset by a $0.8 million decrease in future income tax expense.

        MEC's cash flow from operations before changes in non-cash balances was an outflow of $9.5 million for the three months ended September 30, 2003, an increase in outflow of $4.6 million compared to the three months ended September 30, 2002. The increase in cash outflow is principally attributable to a $6.1 million decrease in MEC segment net earnings before minority interest and a $1.4 million decrease in future income tax expense, partially offset by a $2.5 million increase in depreciation and amortization expense and a $0.4 million increase in non-cash asset write-downs.

        In the three months ended September 30, 2003, the Company generated $7.0 million in funding from non-cash balances, a change from an investment of $16.8 million for the three months ended September 30, 2002.

        The Real Estate Business generated $15.5 million in funding from non-cash balances in the three months ended September 30, 2003, primarily through a $17.5 million increase in accounts payable and accrued liabilities, a $1.3 million decrease in prepaid expenses and other, and a $1.2 million decrease in accounts receivable. The effect of these changes was partially offset by a $4.5 million decrease in income taxes payable.

        MEC invested $8.5 million in non-cash balances in the three months ended September 30, 2003, primarily as a result of a $9.8 million decrease in income taxes payable, a $7.1 million increase in restricted cash, and an increase of $2.8 million in prepaid expenses and other. These changes were offset, in part, by a $6.9 million increase in accounts payable and accrued liabilities, a $2.9 million decrease in accounts receivable and a $1.4 million increase in deferred revenue.

  Capital and Investment Spending

	For the nine months ended September 30,		For the three months ended September 30,
	2003	2002	2003	2002
Real Estate Business
Development and acquisition expenditures	$(72,731)	$(141,018)	$(4,516)	$(99,313)
Proceeds on disposal	1,535	434	493	—
Repayment of direct financing leases, net of finance income	—	665	—	240
Acquisitions of racetrack businesses, net of cash acquired	—	(594)	—	(594)
MEC property and fixed asset additions	(54,334)	(71,822)	(25,813)	(38,003)
MEC proceeds on disposal	—	9,109	—	2,284
Increase in other assets	(16,585)	(13,338)	(5,873)	(10,355)

Cash used in investing activities	$(142,115)	$(216,564)	$(35,709)	$(145,741)

        Cash used in investing activities for the nine months ended September 30, 2003 was $142.1 million, including expenditures of $72.7 million on Real Estate Business properties, $54.3 million on MEC property and fixed asset additions and $16.6 million on other assets at MEC.

        Development and acquisition expenditures for the Real Estate Business for the nine months ended September 30, 2003 totalled $72.7 million, which includes $24.4 million to acquire Tesma facilities in January 2003, $32.5 million in development expenditures for the Magna Group and $15.8 million in deposits on properties to be acquired at a future date. In the nine months ended September 30, 2003, the Real Estate Business realized $1.5 million in cash proceeds on disposal of real estate.

        In the nine months ended September 30, 2003, MEC invested $54.3 million in real estate property and fixed asset additions. These expenditures were comprised of $15.3 million for MEC's Austrian racetrack under development, $13.9 million for the Palm Meadows training center, maintenance capital improvements of $8.5 million, $3.0 million for the purchase of land adjacent to the Pimlico Race Course, $2.4 million for the construction of a horse bedding manufacturing facility, $1.9 million for improvements at Lone Star Park at Grand Prairie and $9.3 million of expenditures related to other racetrack property enhancements, infrastructure and predevelopment costs on certain of MEC's properties and account wagering and television-related activities.

        MEC's expenditures on other assets were $16.6 million for the nine months ended September 30, 2003, and include $4.2 million for MEC's 30% equity investment in Amtote International, Inc., with the remainder representing primarily MEC's acquisition of the master lease on the Portland Meadows racetrack and an interest in the Portland Meadows real estate.

  Financing Activities

	For the nine months ended September 30,		For the three months ended September 30,
	2003	2002	2003	2002
Issues of debt	$17,900	$5,744	$—	$—
Repayment of debt	(14,934)	(9,776)	(6,566)	(1,014)
Increase (decrease) in bank indebtedness	(45,577)	(5,192)	3,429	(3,719)
Issue of subordinated notes by MEC	145,000	—	—	—
Issue of shares by MEC	173	142,393	—	29
Net contribution by Magna	55,362	125,629	(9,569)	98,517

Cash provided by (used in) financing activities	$157,924	$258,798	$(12,706)	$93,813

        Cash provided by financing activities was $157.9 million for the nine months ended September 30, 2003, generated primarily from the issuance of subordinated notes of MEC for net proceeds of $145.0 million and net contributions by Magna of $55.4 million, and the net issuance of $3.0 million of debt, partially offset by a $45.6 million reduction in outstanding bank indebtedness.

  Liquidity and Capital Resources

        Effective September 25, 2003, the Company entered into a $50 million credit facility agreement with the Bank of Montreal. Amounts may be drawn under the facility in either U.S. or Canadian dollars. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, taxes, depreciation and amortization. Currently, MID is subject to the lowest applicable margin available, with drawn amounts incurring interest at LIBOR or bankers' acceptance rates plus 1.25%, or base or prime rate plus 0.25%. The facility is unsecured. MID currently pays a commitment fee of 0.30% per annum on undrawn amounts. The credit facility contains negative and affirmative financial and operating covenants. The facility has a term of 364 days and matures on September 24, 2004, at which time it may be converted into a one-year term loan. No amounts were drawn under the facility as at September 30, 2003.

        MEC's credit agreement with respect to its senior revolving credit facility of $50 million was due to expire on October 10, 2003. Subsequent to the end of the quarter, the credit agreement was amended, and extended to October 8, 2004. The credit facility is secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park and is guaranteed by certain MEC subsidiaries which own and operate Golden Gate Fields, Gulfstream Park and Santa Anita Park and operate Bay Meadows. At September 30, 2003, MEC had no borrowings under this facility, but had issued letters of credit totaling $21.2 million.

        During June 2003, MEC issued $150.0 million of 8.55% convertible subordinated notes which mature on June 15, 2010 and received net proceeds of $145.0 million. The unsecured notes are convertible at any time at the option of the holder into shares of Class A Subordinate Voting Stock of MEC at a conversion price of $7.05 per share, subject to customary antidilution adjustments. The notes are redeemable in whole or in part, at MEC's option, on or after June 2, 2006, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after June 2, 2006 and before June 2, 2008, the closing price of MEC's Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption.

        At September 30, 2003, the Company had cash and cash equivalents of $161.4 million and shareholders' equity of $1.6 billion. Total unused and available credit facilities totaled $78.8 million.

        The Real Estate Business segment generated pro forma funds from operations during the nine months ended September 30, 2003 and 2002 of $64.7 million and $50.2 million, respectively. For the three-month periods ended September 30, 2003 and 2002, pro forma funds from operations were $22.0 million and $15.9 million, respectively. Funds from operations is a measure widely used in evaluating the operating performance of real estate companies, but it does not have a standardized meaning under Canadian generally accepted accounting principles and therefore is unlikely to be comparable to similar measures presented by other companies. See Real Estate Business — Funds From Operations.

        The Company anticipates that additional borrowings could be obtained based on the fact that the Real Estate Business' real estate portfolio is unleveraged. The Company believes that its cash resources, funds from operations and available third-party borrowings will be sufficient to finance its Real Estate Business operations and capital expenditure program. Additional acquisition and development activity in future periods will depend on the availability of suitable investment opportunities and related financing.

        MEC believes that its current cash resources, cash flow from operations, proceeds from the anticipated sales of non-core real estate and cash available under its credit facilities described above will be sufficient to finance its operations and maintenance capital expenditure program during the next year. However, in order to fully implement its strategic plan by capitalizing on future growth opportunities, MEC will be required to seek additional debt and/or equity financing through public or private sources. If such additional financing is not available to MEC as needed or on acceptable terms, MEC may not be able to fully implement its strategic plan. Although the Company has no current plans to do so, it may in the future make further investments in MEC, whether in the form of debt, equity or otherwise. The Company has not guaranteed any of MEC's debt obligations or other commitments.

  Off-Balance Sheet Financing

        The Company's off-balance sheet financing arrangements are limited to operating lease contracts of MEC.

Qualitative and Quantitative Disclosures About Market Risk

        The Company's primary exposure to market risk is with respect to investments made in currencies other than the U.S. dollar. Fluctuations in the U.S. dollar's value relative to other currencies (in particular, the euro and the Canadian dollar) will result in fluctuations in the reported U.S. dollar value of assets, liabilities, shareholder's equity, net income, and cash flow. The Company has generally not entered into derivative financial arrangements for currency hedging purposes, and has not and will not enter into such arrangements for speculative purposes.

        MEC, and to a lesser degree the Real Estate Business, are exposed to interest rate risk. Interest rates are sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the Company's control. Based on interest rates at September 30, 2003 and current credit facilities, a 1% per annum increase or decrease in interest rates on variable-rate borrowings would not materially affect the Company's future earnings or cash flows. Based on borrowing rates currently available to MEC, the carrying amount of its debt approximates its fair value.

        In order to mitigate a portion of the interest rate risk associated with its variable rate debt, MEC has entered into an interest rate swap contract. Under the terms of this contract, MEC receives a LIBOR-based variable interest rate and pays a fixed rate of 6.0% on a notional amount of $52.5 million as at September 30, 2003. The maturity date of this swap contract is November 30, 2004.

Commitments and Contingencies

        In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of MEC, has agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. At September 30, 2003, MRI has spent $2.8 million and the remaining $2.2 million, which was required to be spent by August 31, 2003, was in an escrow account.

        In connection with its acquisition of a controlling interest in The Maryland Jockey Club, MEC has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At September 30, 2003, this obligation has been reflected on the condensed consolidated balance sheet as long-term debt due after one year.

        Although MEC is considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"), it has deferred a decision on the project at the present time. Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, a sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand and turf club. The aggregate carrying value at September 30, 2003 of the assets that would be demolished if the Gulfstream Park Redevelopment were completed is approximately $21.4 million. If MEC decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

        The revenue sharing and operations agreement between The Maryland Jockey Club and the owner of Rosecroft Raceway is scheduled to expire on March 31, 2004. If this agreement is not renewed on comparable terms, there may be a material decline in the revenues of The Maryland Jockey Club that could materially adversely affect MEC's operating results. At this time, the Company is uncertain as to likelihood of a renewal of this agreement on comparable terms.

        The lease of MEC's Bay Meadows property is scheduled to expire on December 31, 2003, and discussions are currently underway with the landlord to extend the term of the lease. MEC is exploring alternative venues, including vacant land that has been purchased in Dixon, California for future development, to conduct the racing dates currently held at Bay Meadows after the expiry of the lease term. In October 2003, "Town Hall" meetings were held with the residents of the City of Dixon to review the proposed development, in stages, of "Dixon Downs", a thorougbred racetrack with an associated retail shopping and entertainment complex. This project, which is still in the early stages of planning, is subject to regulatory and other approvals. At this time, the Company is uncertain as to the likelihood of renewal of the Bay Meadows lease or the terms upon which such renewal may be achieved. If this lease is not renewed on comparable terms or at all, or an alternative venue arranged, MEC's operating results would be materially adversely affected.

        MEC is currently in the process of performing an annual impairment test on goodwill and other intangible assets under CICA Handbook Section 3062, "Goodwill and Other Intangible Assets", and on fixed assets as under CICA Handbook Section 3063, "Impairment of Long-lived Assets". Certain of MEC's operating subsidiaries have not met business plan expectations, have experienced negative earnings before interest, income taxes, depreciation and amortization over the past several years, or have not previously been tested for impairment because they had just been acquired or recently commenced operations. These tests will be conducted in the fourth quarter of 2003, after the completion of MEC's annual business planning process. Neither MEC nor MID has yet determined the impact, if any, of these tests on either company's consolidated financial statements.

        From time to time, the Company may be contingently liable for litigation and other claims. Refer to note 20 of the Company's audited combined financial statements as at and for the year ended December 31, 2002.

FORWARD-LOOKING STATEMENTS

        The contents of this MD&A contain statements which, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company's future plans, costs, objectives or economic performance, or the assumptions underlying any of the foregoing. Words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Forward-looking statements are based on information available at the time and/or management's good-faith belief with respect to future events and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. These risks and uncertainties include, but are not limited to: global economic conditions; the state of the global automobile industry; the competitive nature of the auto parts industry and its dependence on outsourcing; the financial and operating health of Magna International Inc. and its majority-owned subsidiaries; increased crude oil and energy prices; MID's relationships with its controlling shareholder and with related parties; the potential for non-renewal of expiring leases; potential limitations on MID's ability to renew leases at market rates; foreign currency exchange rates; risks and uncertainties affecting property development, including construction delays, cost overruns, and obtaining necessary permits and financing; losses in excess of tenant insurance coverage; not being able to dispose of assets for sale on advantageous terms; changes to legal and regulatory conditions; the effects of terrorism or war; and risks and uncertainties related to MID's investment in MEC, including expectations as to operational improvements; expectations as to cost savings, revenue growth, and earnings; estimates of costs related to environmental remediation and restoration; proposed new racetracks or other developments, products, and services; expectations that the resolution of contingent liabilities will not have a material adverse affect on MEC's consolidated financial position, operating results, business prospects or liquidity; and other factors set out in MID's Prospectus filed with the Canadian Securities Commissions and the Securities Exchange Commission. In evaluating forward-looking statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements. MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this MD&A to reflect subsequent information, events or circumstances or otherwise.

Pro Forma Consolidated Statements of Income and
Consolidated Balance Sheet by Segment

MI DEVELOPMENTS INC.
For the nine-month and three-month periods ended
September 30, 2003 and 2002

MI DEVELOPMENTS INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the nine-month period ended September 30, 2003
(U.S. dollars in thousands, except per share figure)
(Unaudited)

		Pro forma adjustments							Represented by
	Consolidated	Real Estate Business		MEC		Other		Pro forma Consolidated	Real Estate Business	MEC	Other
		Note 2(a)		Note 2(b)		Note 2(c)
Revenues
Real Estate Business	$85,211	$176	(ii)	$		$		$85,387	$85,387	$—	$
Magna Entertainment Corp.	562,857			7,329	(i)			570,186	—	570,186

	648,068	176		7,329		—		655,573	85,387	570,186		—

Operating costs and expenses
Real Estate Business
General and administrative	6,046	864	(iv)					6,910	6,910	—		—
Depreciation and amortization	23,509	36	(ii)					23,545	23,545	—		—
Interest expense, net	25,061	(25,061)	(v)					—	—	—		—
Magna Entertainment Corp.
Purses, awards and other	277,728			2,226	(i)			279,954	—	279,954		—
Operating costs	206,427			2,603	(i)			209,030	—	209,030		—
General and administrative	48,490			1,445	(i),(ii)			49,935	—	49,935		—
Depreciation and amortization	23,157			124	(i)			23,281	—	23,281		—
Interest expense, net	10,234			6,005	(i),(ii)			16,239	—	16,239		—

Operating income — Real Estate Business	30,595	24,337		—		—		54,932	54,932	—		—
Operating loss — MEC	(3,179)	—		(5,074)				(8,253)	—	(8,253)		—

Operating income (loss)	27,416	24,337		(5,074)		—		46,679	54,932	(8,253)		—
Losses on disposal of real estate	(134)							(134)	(134)	—		—

Income (loss) before income taxes and minority interest	27,282	24,337		(5,074)		—		46,545	54,798	(8,253)		—
Income taxes	10,333	4,475	(vi)	(1,651)	(i),(ii)			13,157	15,295	(2,138)		—
Minority interest in MEC	(1,113)					(1,416)	(i)	(2,529)	—	—		(2,529)

Net income (loss)	$18,062	$19,862		$(3,423)		$1,416		$35,917	$39,503	$(6,115)		$2,529

Basic and diluted earnings per share								$0.75

MI DEVELOPMENTS INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the nine-month period ended September 30, 2002
(U.S. dollars in thousands, except per share figure)
(Unaudited)

		Pro forma adjustments							Represented by
	Consolidated	Real Estate Business		MEC		Other		Pro forma Consolidated	Real Estate Business	MEC	Other
		Note 2(a)		Note 2(b)		Note 2(c)
Revenues
Real Estate Business
Rental revenue from operating leases	$36,731	$29,838	(i),(iii)	$		$		$66,569	$66,569	$—	$—
Income from direct financing leases	26,391	(26,391)	(iii)	—		—		—	—

	63,122	3,447		—		—		66,569	66,569	—	—
Magna Entertainment Corp.	433,934	156,969	(i)	590,903		—		590,903	—

	497,056	3,447		156,969		—		657,472	66,569	590,903	—

Operating costs and expenses
Real Estate Business
General and administrative	4,687	1,059	(iv)					5,746	5,746	—	—
Depreciation and amortization	8,598	11,755	(i),(iii)					20,353	20,353	—	—
Interest expense, net	22,216	(22,216)	(v)					—	—	—	—
Magna Entertainment Corp.
Purses, awards and other	230,100			67,729	(i)			297,829	—	297,829	—
Operating costs	143,224			53,303	(i)			196,527	—	196,527	—
General and administrative	29,333			14,745	(i),(ii)			44,078	—	44,078	—
Depreciation and amortization	16,684			5,307	(i)			21,991	—	21,991	—
Interest expense (income), net	(307)			18,671	(i),(ii)			18,364	—	18,364	—

Operating income — Real Estate Business	27,621	12,849		—		—		40,470	40,470	—	—
Operating income (loss) — MEC	14,900	—		(2,786)				12,114	—	12,114	—

Operating income (loss)	42,521	12,849		(2,786)		—		52,584	40,470	12,114	—
Gains on disposal of real estate	2,213							2,213	128	2,085	—
Dilution loss	(10,712)							(10,712)			(10,712)

Income (loss) before income taxes and minority interest	34,022	12,849		(2,786)		—		44,085	40,598	14,199	(10,712)
Income taxes	17,698	(721)	(vi)	361	(i),(ii)			17,338	9,947	7,391	—
Minority interest in MEC	1,122					(529)	(i)	593	—	—	593

Net income (loss)	$15,202	$13,570		$(3,147)		$529		$26,154	$30,651	$6,808	$(11,305)

Basic and diluted earnings per share								$0.54

MI DEVELOPMENTS INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the three-month period ended September 30, 2003
(U.S. dollars in thousands, except per share figure)
(Unaudited)

		Pro forma adjustments					Represented by
	Consolidated	Real Estate Business		MEC	Other	Pro forma Consolidated	Real Estate Business	MEC	Other
		Note 2(a)		Note 2(b)	Note 2(c)
Revenues
Real Estate Business	$29,485	$		$	$	$29,485	$29,485	$—	$—
Magna Entertainment Corp.	104,475					104,475	—	104,475

	133,960	—		—	—	133,960	29,485	104,475	—

Operating costs and expenses
Real Estate Business
General and administrative	2,438	285	(iv)			2,723	2,723	—	—
Depreciation and amortization	8,154					8,154	8,154	—	—
Interest expense, net	3,531	(3,531)	(v)			—	—	—	—
Magna Entertainment Corp.
Purses, awards and other	44,778					44,778	—	44,778	—
Operating costs	56,342					56,342	—	56,342	—
General and administrative	15,956					15,956	—	15,956	—
Depreciation and amortization	7,923					7,923	—	7,923	—
Interest expense, net	4,943					4,943	—	4,943	—

Operating income — Real Estate Business	15,362	3,246		—	—	18,608	18,608	—	—
Operating loss — MEC	(25,467)	—				(25,467)	—	(25,467)	—

Operating income (loss)	(10,105)	3,246		—	—	(6,859)	18,608	(25,467)	—
Losses on disposal of real estate	(155)					(155)	(155)	—

Income (loss) before income taxes and minority interest	(10,260)	3,246		—	—	(7,014)	18,453	(25,467)	—
Income taxes	(5,371)	731	(vi)			(4,640)	5,008	(9,648)
Minority interest in MEC	(6,263)					(6,263)	—	—	(6,263)

Net income (loss)	$1,374	$2,515		$—	$—	$3,889	$13,445	$(15,819)	$6,263

Basic and diluted earnings per share						$0.08

MI DEVELOPMENTS INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the three-month period ended September 30, 2002
(U.S. dollars in thousands, except per share figure)
(Unaudited)

		Pro forma adjustments							Represented by
	Consolidated	Real Estate Business		MEC		Other		Pro forma Consolidated	Real Estate Business	MEC	Other
		Note 2(a)		Note 2(b)		Note 2(c)
Revenues
Real Estate Business
Rental revenue from operating leases	$13,181	$9,343	(i),(iii)	$		$		$22,524	$22,524	$—	$—
Income from direct financing leases	9,840	(9,840)	(iii)					—	—	—	—

	23,021	(497)		—		—		22,524	22,524	—	—
Magna Entertainment Corp.	63,708			43,565	(i)			107,273	—	107,273	—

	86,729	(497)		43,565		—		129,797	22,524	107,273	—

Operating costs and expenses
Real Estate Business
General and administrative	1,743	353	(iv)					2,096	2,096	—	—
Depreciation and amortization	3,573	3,581	(i)(iii)					7,154	7,154	—	—
Interest expense, net	9,752	(9,752)	(v)					—	—	—	—
Magna Entertainment Corp.
Purses, awards and other	25,740			19,704	(i)			45,444	—	45,444	—
Operating costs	41,016			15,338	(i)			56,354	—	56,354	—
General and administrative	8,138			6,007	(i),(ii)			14,145	—	14,145	—
Depreciation and amortization	5,414			1,569	(i)			6,983	—	6,983	—
Interest expense (income), net	(121)			6,002	(i),(ii)			5,881	—	5,881	—

Operating income — Real Estate Business	7,953	5,321		—		—		13,274	13,274	—	—
Operating loss — MEC	(16,479)	—		(5,055)				(21,534)	—	(21,534)	—

Operating income	(8,526)	5,321		(5,055)		—		(8,260)	13,274	(21,534)	—
Losses on disposal of real estate	(34)							(34)	—	(34)	—

Income (loss) before income taxes and minority interest	(8,560)	5,321		(5,055)		—		(8,294)	13,274	(21,568)
Income taxes	(3,774)	186	(vi)	380	(i),(ii)			(3,208)	3,183	(6,391)	—
Minority interest in MEC	(4,027)					(1,291)	(i)	(5,318)	—	—	(5,318)

Net income (loss)	$(759)	$5,135		$(5,435)		$1,291		$232	$10,091	$(15,177)	$5,318

Basic and diluted earnings per share								$0.00

MI DEVELOPMENTS INC.

CONSOLIDATED BALANCE SHEET BY SEGMENT

As at September 30, 2003
(U.S. dollars in thousands)
(Unaudited)

	Represented by
	Consolidated	Real Estate Business	MEC	Other
ASSETS
Real estate properties, net	$1,930,585	$1,141,498	$789,087	$—
Other assets	389,979	—	389,979	—
Fixed assets, net	31,894	177	31,717	—
Cash and cash equivalents	161,398	27,593	133,805	—
Restricted cash	21,085	—	21,085	—
Accounts receivable	55,313	18,390	36,923	—
Deferred rent receivable	13,640	13,640	—	—
Prepaid expenses	13,265	188	13,077	—
Future tax assets	26,986	14,145	12,841	—

	$2,644,145	$1,215,631	$1,428,514	$—

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt	$180,054	$6,670	$173,384	$—
Note obligations	208,064	—	208,064	—
Bank indebtedness	4,696	—	4,696	—
Accounts payable and accrued liabilities	101,674	12,162	89,512	—
Deferred revenue	16,720	—	16,720	—
Income taxes payable	1,520	1,149	371	—
Future tax liabilities	206,287	28,722	177,565	—
Minority interest	318,715	—	—	318,715

	1,037,730	48,703	670,312	318,715

Shareholders' equity	1,606,415	1,166,928	758,202	(318,715)

	$2,644,145	$1,215,631	$1,428,514	$—

MI DEVELOPMENTS INC.

NOTES TO PRO FORMA STATEMENTS OF INCOME

(all amounts in U.S. dollars and all tabular amounts in thousands unless otherwise noted)

(all amounts for the nine-month and three-month periods ended September 30, 2003 and 2002 are unaudited)

1.     BASIS OF PRESENTATION

The unaudited pro forma consolidated statements of income of MI Developments Inc. (the "Company") have been prepared from the Company's unaudited consolidated statements of income for the three-month and nine-month periods ended September 30, 2003 and 2002. The pro forma consolidated statements of income have been prepared on the basis of the assumptions and adjustments described in note 2 below and should be read in conjunction with the historical audited combined financial statements as at and for the year ended December 31, 2002 ("Audited Combined Financial Statements") and unaudited interim consolidated financial statements as at and for the nine-month periods ended September 30, 2003 and 2002 ("Unaudited Interim Consolidated Financial Statements") of the Company, including the related notes thereto.

The pro forma consolidated statements of income have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). No pro forma balance sheet as at September 30, 2003 was required, as all transactions and adjustments are reflected in the unaudited interim consolidated balance sheet as at September 30, 2003.

The pro forma consolidated statements of income are not necessarily indicative of the results of operations that would have resulted had the relevant transactions taken place at the respective dates referred to below.

2.     PRO FORMA CONSOLIDATED ASSUMPTIONS AND ADJUSTMENTS

The unaudited pro forma consolidated statements of income have been presented assuming that Magna International Inc. ("Magna") completed the spin-off of the Company as a separate public company as of January 1, 2002, and give effect to the following items as of these respective dates:

(a)   The Real Estate Business

(i)
Eurostar and Donnelly facilities

As described in note 7(a) to the Company's Audited Combined Financial Statements, in July 2002 and October 2002, the Company acquired land and buildings in connection with Magna's acquisition of Eurostar and Donnelly Corporation ("Donnelly"), respectively. The Company entered into new leasing arrangements for the Eurostar and Donnelly facilities effective July 11, 2002 and January 1, 2003, respectively. The pro forma consolidated statements of income for the nine-month and three-month periods ended September 30, 2003 include no adjustments to revenue (nine-month and three-month periods ended September 30, 2002 — $5.7 million and $1.1 million, respectively) or depreciation expense (nine-month and three-month periods ended September 30, 2002 — $2.7 million and $0.9 million, respectively) related to these facilities.

(ii)
Tesma facility

As described in note 23(a) to the Company's Audited Combined Financial Statements, on January 31, 2003, the Company purchased a property from Tesma International Inc. ("Tesma"), a public subsidiary of Magna, for cash consideration of $24.4 million and leased it back to Tesma under an operating lease. The pro forma consolidated statements of income for the nine-month and three-month periods ended September 30, 2003 include adjustments to revenue of $0.2 million and nil, respectively (nine-month and three-month periods ended September 30, 2002 — $1.5 million and $0.5 million, respectively) and depreciation expense of $36,000 and nil, respectively (nine-month and three-month periods ended September 30, 2002 — $0.3 million and $0.1 million, respectively) related to this property.

(iii)
Lease amendments

As more fully described in note 23(c) to the Company's Audited Combined Financial Statements, effective January 1, 2003, the Company amended the terms of certain leases with Magna. As a result of these amendments, the classification of certain leases changed from direct financing to operating. The pro forma consolidated statements of income for the nine-month and three-month periods ended September 30, 2003 include no adjustments to rental revenue from operating leases (nine-month and three-month periods ended September 30, 2002 — $22.1 million and $7.5 million, respectively) or depreciation expense (nine-month and three-month periods ended September 30, 2002 — $8.7 million and $2.5 million, respectively) related to these lease amendments.

(iv)
General and administrative expenses

General and administrative expenses have been adjusted to reflect incremental committed executive compensation costs.

(v)
Elimination of historical intercompany interest

The adjustment to interest expense in the pro forma consolidated statements of income gives pro forma effect to the elimination of interest expense on historical advances from Magna since all intercompany advances were eliminated in the initial capitalization of the Company. As a result, the Company believes that its funds from operations will be sufficient to finance the Real Estate Business' operations and capital expenditure programs, and that MEC's current cash resources, cash flow from operations, and cash available under its credit facilities will be sufficient to continue to finance its own operations and capital expenditure programs. Additional acquisition and development activity in future periods will depend on the availability of suitable investment opportunities and related funding.

(vi)
Tax adjustments

The pro forma consolidated statements of income reflect the tax effect on the foregoing Real Estate Business adjustments, where applicable, computed at assumed income tax rates as follows:

	Nine-month and three-month periods ended September 30,
	2003	2002
Canada	36.6%	38.6%
United States	38.0%	38.0%
Mexico	34.0%	35.0%
Austria	34.0%	34.0%
Germany	40.1%	38.5%
Spain	35.0%	35.0%

In addition, in conjunction with the spin-off transactions, the legal structure of the Company was amended. The pro forma consolidated statements of income reflect the tax impact resulting from this reorganization as if it had been implemented January 1, 2002.

(b)   Magna Entertainment Corp.

(i)
Acquisitions

The pro forma consolidated statements of income reflect the following acquisitions completed by MEC as if they were completed effective January 1, 2002.

•
As more fully described in note 7(a) to the Company's Audited Combined Financial Statements, in October 2002, MEC completed the acquisition of Lone Star Park at Grand Prairie and in November 2002, MEC acquired the Maryland Jockey Club ("MJC").

•
As more fully described in note 23(d) to the Company's Audited Combined Financial Statements and note 5 to the Unaudited Interim Consolidated Financial Statements, on April 16, 2003 the shares of Ontario Racing Inc., which acquired Flamboro Downs in Hamilton in October 2002, were transferred to MEC.

No pro forma adjustments were required for the interim statement of income for the three-month period ended September 30, 2003, as the aforementioned acquisitions are all reflected for the full period in the unaudited interim consolidated statement of income for the three-month period ended September 30, 2003. The pro forma consolidated statement of income for the nine-month period ended September 30, 2003 includes adjustments related to the Flamboro acquisition as follows:

For the nine-month period ended September 30, 2003
Magna Entertainment Corp.
Revenues	$7,329
Purses, awards and other	2,226
Operating costs	2,603
General and administrative	1,129
Depreciation and amortization	124
Interest expense, net	616

Operating income	631
Income taxes	631

Net income	$—

The pro forma consolidated statements of income for the nine-month and three-month periods ended September 30, 2002 include adjustments related to the Lone Star Park, MJC and Flamboro acquisitions as follows:

	For the nine-month period ended September 30, 2002
	Lone Star	MJC	Flamboro	Total
Magna Entertainment Corp.
Revenues	$55,772	$84,633	$16,564	$156,969
Purses, awards and other	22,924	40,687	4,118	67,729
Operating costs	19,257	28,727	5,319	53,303
General and administrative	5,983	7,585	313	13,881
Depreciation and amortization	2,429	2,574	304	5,307
Interest expense, net	2,043	2,521	1,820	6,384

Operating income	3,136	2,539	4,690	10,365
Income taxes	1,253	917	1,813	3,983

Net income	$1,883	$1,622	$2,877	$6,382

	For the three-month period ended September 30, 2002
	Lone Star	MJC	Flamboro	Total
Magna Entertainment Corp.
Revenues	$15,773	$22,356	$5,436	$3,565
Purses, awards and other	6,609	11,722	1,373	19,704
Operating costs	4,930	8,505	1,903	15,338
General and administrative	3,042	2,555	122	5,719
Depreciation and amortization	803	664	102	1,569
Interest expense, net	673	851	615	2,139

Operating income (loss)	(284)	(1,941)	1,321	(904)
Income taxes	(114)	5	511	402

Net income (loss)	$(170)	$(1,946)	$810	$(1,306)

(ii)
Convertible subordinated notes

As described in note 14 to the Company's Audited Combined Financial Statements, on December 2, 2002, MEC issued $75.0 million of 7.25% convertible subordinated notes. The pro forma consolidated statement of income reflects the MEC convertible subordinated notes as if they were issued effective January 1, 2002, including the tax effect on the foregoing adjustment at the assumed income tax rate of 40%.

As described in note 11 to the Company's Unaudited Interim Consolidated Financial Statements, on June 2, 2003, MEC issued $150.0 million of 8.55% convertible subordinated notes. The pro forma consolidated statement of income reflects the MEC convertible subordinated notes as if they were issued effective January 1, 2002, including the tax effect on the foregoing adjustment at the assumed income tax rate of 40%.

The pro forma consolidated statements of income for the nine-month and three-month periods ended September 30, 2003 include adjustments to general and administrative expenses of $0.3 million and nil, respectively (nine-month and three-month periods ended September 30, 2002 — $0.9 million and $0.3 million, respectively), interest expense of $5.4 million and nil, respectively (nine-month and three-month periods ended September 30, 2002 — $12.3 million and $3.9 million, respectively) and income tax benefit of $2.3 million and nil, respectively (nine-month and three-month periods ended September 30, 2002 — $3.6 million and nil, respectively), related to these convertible subordinated notes.

(c)   Other

(i)
The pro forma consolidated statements of income include a minority interest charge related to the MEC pro forma adjustments. Minority interest expense has been recorded at 41.4% for the nine-month and three-month periods ended September 30, 2003 and at 36.0% and 41.3% respectively for the nine-month and three-month periods ended September 30, 2002.

(ii)
The pro forma earnings per share are based on the assumption that 47,582,083 Class A Subordinate Voting Shares and 548,238 Class B Shares were issued and outstanding during the period.

3.     REAL ESTATE BUSINESS — PRO FORMA FUNDS FROM OPERATIONS

The Company measures and presents funds from operations for the Real Estate Business because it is a measure that is widely used by analysts and investors in evaluating the operating performance of real estate companies. However, funds from operations does not have standardized meaning under Canadian generally accepted accounting principles and therefore is unlikely to be comparable to similar measures presented by other companies.

The Real Estate Business' funds from operations is based on pro forma information prepared in accordance with Canadian generally accepted accounting principles as follows:

	For the nine months ended September 30,		For the three months ended September 30,
	2003	2002	2003	2002
Net income	$39,503	$30,651	$13,445 $	10,091
Add back (deduct) non-cash items:
Depreciation and amortization	23,545	20,353	8,154	7,154
Future income taxes	3,905	1,978	926	(304)
Straight-line rent adjustment	(2,404)	(2,618)	(637)	(1,001)
Losses (gains) on disposal of real estate	134	(128)	155	—

Pro forma funds from operations	$64,683	$50,236	$22,043	$15,940

Consolidated Financial Statements
 MI DEVELOPMENTS INC.
For the nine-month and three-month periods ended
September 30, 2003 and 2002

MI DEVELOPMENTS INC.
CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except per share amounts)

		Nine months ended September 30,		Three months ended September 30,
	Note	2003	2002	2003	2002
		(unaudited)
Revenues
Real Estate Business
Rental revenue from operating leases	15	$85,211	$36,731	$29,485	$13,181
Income from direct financing leases	9, 15	—	26,391	—	9,840

		85,211	63,122	29,485	23,021
Magna Entertainment Corp.	15	562,857	433,934	104,475	63,708

		648,068	497,056	133,960	86,729

Operating costs and expenses
Real Estate Business
General and administrative		6,046	4,687	2,438	1,743
Depreciation and amortization		23,509	8,598	8,154	3,573
Interest expense, net	15	25,061	22,216	3,531	9,752
Magna Entertainment Corp.
Purses, awards and other		277,728	230,100	44,778	25,740
Operating costs		206,427	143,224	56,342	41,016
General and administrative		48,490	29,333	15,956	8,138
Depreciation and amortization		23,157	16,684	7,923	5,414
Interest expense (income), net		10,234	(307)	4,943	(121)

Operating income — Real Estate Business		30,595	27,621	15,362	7,953
Operating income (loss) — MEC		(3,179)	14,900	(25,467)	(16,479)

Operating income (loss)		27,416	42,521	(10,105)	(8,526)
Gains (losses) on disposal of real estate		(134)	2,213	(155)	(34)
Dilution loss	4	—	(10,712)	—	—

Income (loss) before income taxes and minority interest		27,282	34,022	(10,260)	(8,560)
Income taxes		10,333	17,698	(5,371)	(3,774)
Minority interest in MEC		(1,113)	1,122	(6,263)	(4,027)

Net income (loss)		$18,062	$15,202	$1,374	$(759)

Earnings per share	5
Basic and diluted		$0.02	—	$0.02	—

Average number of shares outstanding (in thousands)	5
Basic and diluted		48,130	—	48,130	—

See accompanying notes

MI DEVELOPMENTS INC.
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS AND MAGNA'S NET INVESTMENT

(U.S. dollars in thousands)

		Nine months ended September 30,		Three months ended September 30,
	Note	2003	2002	2003	2002
		(unaudited)
Magna's net investment, beginning of period		$1,432,225	$1,171,080	$1,610,475	$1,255,261
Net income (loss)		18,062	15,202	1,374	(759)
Net (distribution to) contribution by Magna		(1,440,640)	139,726	(1,580,363)	80,182
Charge to net investment related to lease amendments	9	(5,494)	—	—	—
Change in currency translation adjustment		(3,235)	10,521	(30,568)	1,845

Retained earnings and Magna's net investment, end of period	5	$918	$1,336,529	$918	$1,336,529

See accompanying notes

MI DEVELOPMENTS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

		Nine months ended September 30,		Three months ended September 30,
	Note	2003	2002	2003	2002
		(unaudited)
OPERATING ACTIVITIES
Net income (loss)		$18,062	$15,202	$1,374	$(759)
Items not involving current cash flows	6	46,622	34,955	8,643	3,490

		64,684	50,157	10,017	2,731
Changes in non-cash balances	6	(19,059)	(14,118)	6,977	(16,792)

Cash provided by (used in) operating activities		45,625	36,039	16,994	(14,061)

INVESTMENT ACTIVITIES
Real Estate Business properties
Development and acquisition expenditures		(72,731)	(141,018)	(4,516)	(99,313)
Proceeds on disposal		1,535	434	493	—
Repayment of direct financing leases, net of finance income		—	665	—	240
Acquisitions of racetrack businesses, net of cash acquired		—	(594)	—	(594)
MEC property and fixed asset additions		(54,334)	(71,822)	(25,813)	(38,003)
MEC proceeds on disposal		—	9,109	—	2,284
Increase in other assets		(16,585)	(13,338)	(5,873)	(10,355)

Cash used in investment activities		(142,115)	(216,564)	(35,709)	(145,741)

FINANCING ACTIVITIES
Issues of debt		17,900	5,744	—	—
Repayment of debt		(14,934)	(9,776)	(6,566)	(1,014)
Increase (decrease) in bank indebtedness		(45,577)	(5,192)	3,429	(3,719)
Issue of subordinated notes by MEC	11	145,000	—	—	—
Issue of shares by MEC	4	173	142,393	—	29
Net contribution by (distribution to) Magna		55,363	125,629	(9,569)	98,517

Cash provided by (used in) financing activities		157,925	258,798	(12,706)	93,813

Effect of exchange rate changes on cash and cash equivalents		5,073	1,927	379	(146)

Net increase (decrease) in cash and cash equivalents during the period		66,508	80,200	(31,042)	(66,135)
Cash and cash equivalents, beginning of period		94,890	44,175	192,440	190,510

Cash and cash equivalents, end of period		$161,398	$124,375	$161,398	$124,375

See accompanying notes

MI DEVELOPMENTS INC.
CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	Note	September 30, 2003	December 31, 2002
		(unaudited)
ASSETS
Real estate properties, net	8	$1,930,585	$1,345,000
Direct financing leases	9	—	387,024
Other assets		389,979	332,472
Fixed assets, net		31,894	34,890
Cash and cash equivalents		161,398	94,890
Restricted cash		21,085	18,692
Accounts receivable		55,313	58,419
Deferred rent receivable		13,640	10,201
Prepaid expenses		13,265	8,102
Income taxes receivable		—	1,357
Future tax assets		26,986	26,054

		$2,644,145	$2,317,101

LIABILITIES AND SHAREHOLDERS' EQUITY AND
MAGNA'S NET INVESTMENT
Long-term debt	10	$180,054	$138,785
Note obligations	11	208,064	67,392
Bank indebtedness	12	4,696	50,314
Accounts payable and accrued liabilities		101,674	122,405
Deferred revenue		16,720	12,422
Income taxes payable		1,520	—
Future tax liabilities		206,287	193,846
Minority interest		318,715	299,712

		1,037,730	884,876

Shareholders' equity and Magna's net investment:
Class A Subordinate Voting Shares	13	1,552,901	—
Class B Shares	13	17,893	—
Retained earnings		918	—
Currency translation adjustment		34,703	—
Magna's net investment		—	1,432,225

		1,606,415	1,432,225

		$2,644,145	$2,317,101

See accompanying notes

MI DEVELOPMENTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in U.S. dollars and all tabular amounts in thousands unless otherwise noted)
(all amounts as at September 30, 2003 and 2002 and for the nine-month and three-month periods ended September 30, 2003 and 2002 are unaudited)

1.     DESCRIPTION OF THE BUSINESS

MI Developments Inc. ("MID") or ("the Company") is a real estate operating company engaged in the ownership, development, management, leasing and acquisition of income-producing industrial and commercial real estate properties.

On August 19, 2003, the shareholders of Magna International Inc. ("Magna") approved spin-off transactions to list the Company as an independent company, publicly traded on the NYSE and TSX. Prior to the spin-off, Magna's net equity investment in MID was recapitalized into 47,582,083 Class A Subordinate Voting Shares and 548,238 Class B Shares of the Company. These shares were distributed to Magna's shareholders of record as at the close of business on August 29, 2003. On August 18, 2003, the Company filed a final prospectus with applicable regulatory authorities in Canada, and an amended registration statement in the United States, to qualify the Class A Subordinate Voting Shares of the Company for public trading in Canada and the United States and to qualify the Class B Shares of the Company for public trading in Canada.

Magna's net investment in the Company for the purposes of the recapitalization was fixed on June 30, 2003 and a receivable of $1.6 million was created as a result of investment activities during the period between June 30, 2003 and August 29, 2003.

The Company holds an investment in Magna Entertainment Corp. ("MEC"), an owner and operator of horse racetracks and a supplier of live racing content to inter-track, off-track, and account wagering markets. The Company owns approximately 59% of MEC's total equity, representing approximately 96% of the total voting power of its outstanding stock. MEC's results are consolidated with the Company's, with outside ownership accounted for as a minority interest.

2.     SIGNIFICANT ACCOUNTING POLICIES

The unaudited interim consolidated financial statements of the Company have been prepared in U.S. dollars according to Canadian generally accepted accounting principles, following the accounting policies as set out in the Company's combined financial statements for the year ended December 31, 2002.

The unaudited interim consolidated financial statements do not conform in all respects to the requirements of generally accepted accounting principles for annual financial statements. Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the Company's combined financial statements for the year ended December 31, 2002.

In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at September 30, 2003 and the results of operations and cash flows for the nine-month and three-month periods ended September 30, 2003 and 2002.

Use of Estimates

The preparation of the unaudited interim consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the unaudited interim consolidated financial statements.

Accounting items significantly impacted by management estimates and assumptions include valuation of investments in real estate, rental revenue recognition, and stock-based compensation. Actual results could differ materially from these estimates.

Cyclicality

MEC's business is seasonal in nature. MEC's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

3.     SEGMENTED INFORMATION

The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company's operations are segmented in the Company's internal financial reports between wholly owned operations (the Real Estate Business) and publicly traded operations (MEC). The segregation of operations between wholly owned and publicly traded recognizes the fact that in the case of the Real Estate Business, the Company's management has direct responsibility for the key operating, financing and resource allocation decisions, whereas in the case of MEC, such responsibility resides with its separate board of directors and executive management.

The Company's reporting segments are as follows:

Real Estate Business

The Real Estate Business owns real estate assets in Canada, the United States, Mexico, Austria, Germany, the United Kingdom, Poland, the Czech Republic, Belgium and Spain. Substantially all these real estate assets are leased to, or are under development for subsequent lease to, automotive operating units of Magna. The Real Estate Business also owns certain properties that are being held for future development or sale.

MEC

MEC currently operates or manages twelve thoroughbred racetracks, two standardbred racetracks, one racetrack that runs both thoroughbred and standardbred meets, and one greyhound track, as well as the simulcast wagering venues at these tracks. In addition, MEC operates off-track betting facilities and a national account wagering business known as "XpressBet™" and owns and operates "HorseRacing TV™", a new television channel focused exclusively on horse racing. MEC also operates two golf courses and related facilities.

	Nine-month period ended September 30, 2003
	Real Estate Business	MEC	Other	Total
STATEMENT OF INCOME
Revenues
Rental revenue from operating leases	$85,211	$—	$—	$85,211
Racetrack	—	547,298	—	547,298
Other	—	15,559	—	15,559

	85,211	562,857	—	648,068

Operating costs and expenses
Operating costs	—	484,155	—	484,155
General and administrative expenses	6,046	48,490	—	54,536
Depreciation and amortization	23,509	23,157	—	46,666
Interest expense, net	25,061	10,234	—	35,295

Operating income (loss)	30,595	(3,179)	—	27,416
Losses on disposal of real estate	(134)	—	—	(134)

Income (loss) before income taxes and minority interest	30,461	(3,179)	—	27,282
Income taxes	10,820	(487)	—	10,333
Minority interest in MEC	—	—	(1,113)	(1,113)

Net income (loss)	$19,641	$(2,692)	$1,113	$18,062

BALANCE SHEET
Real estate properties
Revenue-producing:
Under operating leases	$1,030,883	$—	$—	$1,030,883
Racetrack properties	—	505,324	—	505,324
Non-racetrack properties	—	76,452	—	76,452
Excess racetrack properties	—	102,316	—	102,316
Development properties	104,791	93,507	—	198,298
Properties held for sale	5,824	11,488	—	17,312

Real estate properties	1,141,498	789,087	—	1,930,585
Other assets	—	389,979	—	389,979
Fixed assets	177	31,717	—	31,894
All other assets	73,956	217,731	—	291,687

Consolidated total assets	$1,215,631	$1,428,514	$—	$2,644,145

CASH FLOWS
Real estate property and fixed asset additions	$72,731	$54,334	$—	$127,065

	Three-month period ended September 30, 2003
	Real Estate Business	MEC	Other	Total
STATEMENT OF INCOME
Revenues
Rental revenue from operating leases	$29,485	$—	$—	$29,485
Racetrack	—	97,956	—	97,956
Other	—	6,519	—	6,519

	29,485	104,475	—	133,960

Operating costs and expenses
Operating costs	—	101,120	—	101,120
General and administrative expenses	2,438	15,956	—	18,394
Depreciation and amortization	8,154	7,923	—	16,077
Interest expense, net	3,531	4,943	—	8,474

Operating income (loss)	15,362	(25,467)	—	(10,105)
Losses on disposal of real estate	(155)	—	—	(155)

Income (loss) before income taxes and minority interest	15,207	(25,467)	—	(10,260)
Income taxes	4,277	(9,648)	—	(5,371)
Minority interest in MEC	—	—	(6,263)	(6,263)

Net income (loss)	$10,930	$(15,819)	$6,263	$1,374

BALANCE SHEET
Real estate properties
Revenue-producing:
Under operating leases	$1,030,883	$—	$—	$1,030,883
Racetrack properties	—	505,324	—	505,324
Non-racetrack properties	—	76,452	—	76,452
Excess racetrack properties	—	102,316	—	102,316
Development properties	104,791	93,507	—	198,298
Properties held for sale	5,824	11,488	—	17,312

Real estate properties	1,141,498	789,087	—	1,930,585
Other assets	—	389,979	—	389,979
Fixed assets	177	31,717	—	31,894
All other assets	73,956	217,731	—	291,687

Consolidated total assets	$1,215,631	$1,428,514	$—	$2,644,145

CASH FLOWS
Real estate property and fixed asset additions	$4,516	$25,813	$—	$30,329

	Nine-month period ended September 30, 2002
	Real Estate Business	MEC	Other	Total
STATEMENT OF INCOME
Revenues
Rental revenue from operating leases	$36,731	$—	$—	$36,731
Income from direct financing leases	26,391	—	—	26,391
Racetrack	—	420,677	—	420,677
Other	—	13,257	—	13,257

	63,122	433,934	—	497,056

Operating costs and expenses
Operating costs	—	373,324	—	373,324
General and administrative expenses	4,687	29,333	—	34,020
Depreciation and amortization	8,598	16,684	—	25,282
Interest expense (income), net	22,216	(307)	—	21,909

Operating income	27,621	14,900	—	42,521
Gains on disposal of real estate	128	2,085	—	2,213
Dilution loss	—	—	(10,712)	(10,712)

Income (loss) before income taxes and minority interest	27,749	16,985	(10,712)	34,022
Income taxes	10,668	7,030	—	17,698
Minority interest in MEC	—	—	1,122	1,122

Net income (loss)	$17,081	$9,955	$(11,834)	$15,202

BALANCE SHEET
Real estate properties
Revenue-producing:
Under operating leases	$466,377	$—	$—	$466,377
Racetrack properties	—	294,074	—	294,074
Non-racetrack properties	—	67,848	—	67,848
Excess racetrack properties	—	89,889	—	89,889
Development properties	86,881	110,180	—	197,061
Properties held for sale	1,301	37,524	—	38,825

Real estate properties	554,559	599,515	—	1,154,074
Direct financing leases	375,412	—	—	375,412
Other assets	—	189,124	—	189,124
Fixed assets	30	31,613	—	31,643
All other assets	44,131	173,201	—	217,332

Consolidated total assets	$974,132	$993,453	$—	$1,967,585

CASH FLOWS
Real estate property and fixed asset additions	$141,018	$71,822	—	$212,840

	Three-month period ended September 30, 2002
	Real Estate Business	MEC	Other	Total
STATEMENT OF INCOME
Revenues
Rental revenue from operating leases	$13,181	$—	$—	$13,181
Income from direct financing leases	9,840	—	—	9,840
Racetrack	—	58,328	—	58,328
Other	—	5,380	—	5,380

	23,021	63,708	—	86,729

Operating costs and expenses
Operating costs	—	66,756	—	66,756
General and administrative expenses	1,743	8,138	—	9,881
Depreciation and amortization	3,573	5,414	—	8,987
Interest expense (income), net	9,752	(121)	—	9,631

Operating income (loss)	7,953	(16,479)	—	(8,526)
Losses on disposal of real estate	—	(34)	—	(34)

Income (loss) before income taxes and minority interest	7,953	(16,513)	—	(8,560)
Income taxes	2,997	(6,771)	—	(3,774)
Minority interest in MEC	—	—	(4,027)	(4,027)

Net income (loss)	$4,956	$(9,742)	$4,027	$(759)

BALANCE SHEET
Real estate properties
Revenue-producing:
Under operating leases	$466,377	$—	$—	$466,377
Racetrack properties	—	294,074	—	294,074
Non-racetrack properties	—	67,848	—	67,848
Excess racetrack properties	—	89,889	—	89,889
Development properties	86,881	110,180	—	197,061
Properties held for sale	1,301	37,524	—	38,825

Real estate properties	554,559	599,515	—	1,154,074
Direct financing leases	375,412	—	—	375,412
Other assets	—	189,124	—	189,124
Fixed assets	30	31,613	—	31,643
All other assets	44,131	173,201	—	217,332

Consolidated total assets	$974,132	$993,453	$—	$1,967,585

CASH FLOWS
Real estate property and fixed asset additions	$99,313	$38,003	$—	$137,316

4.     DILUTION LOSS

In April 2002, MEC completed a public offering by issuing 23 million shares of its Class A Subordinate Voting Stock for aggregate cash consideration, net of share issue expenses, of $142.4 million. The Company recognized a loss of $10.7 million from its ownership dilution, from 75% to 59%, arising from the issue. The loss incurred was not subject to income taxes as the issue was completed on a primary basis by MEC.

5.     EARNINGS PER SHARE AND RETAINED EARNINGS FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003

Earnings per share for the three and nine month periods ended September 30, 2003 include net income only for the period subsequent to August 29, 2003, the date when Magna's net investment was exchanged for Class A Subordinate Voting Shares and Class B Shares of the Company as part of the Company's spin-off from Magna. The weighted average number of basic and fully diluted outstanding shares for the three and nine-month periods ended September 30, 2003 is calculated for the same period as earnings per share.

For purposes of determining fully diluted earnings per share, only the rights to acquire Class A Subordinate Voting Shares that would be dilutive to earnings have been considered. A weighted average of 261,364 options to acquire Class A Subordinate Voting Shares were outstanding from August 29 to September 30, 2003. These were not included in the computation of diluted earnings per share because the exercise price was greater than the average trading price of the Class A Subordinate Voting Shares during the period, and therefore their inclusion would be anti-dilutive.

The Company's net income was $918,000 for the period from August 30 to September 30, 2003. The basic and diluted weighted average number of shares outstanding for the same period was 48,130,321. Basic and diluted earnings per share for the three and nine-month periods ended September 30, 2003 were $0.02.

Retained earnings reflect the operations of the Company following August 29, 2003, which was the date when Magna's net investment was fixed for the purpose of the distribution of the Company's Class A Subordinate Voting Shares and Class B Shares to Magna shareholders.

6.     DETAILS OF CASH FROM OPERATING ACTIVITIES

(a)
Items not involving current cash flows:

	Nine months ended		Three months ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Depreciation and amortization	$46,666	$25,282	$16,077	$8,987
Minority interest expense (recovery)	(1,113)	1,122	(6,263)	(4,027)
Straight-line rent adjustment	(2,404)	(2,618)	(637)	(1,001)
Income from direct financing leases in excess of repayments	—	(3,208)	—	(1,668)
Loss on issue of shares by MEC (note 4)	—	10,712	—	—
Future income taxes	470	5,559	(1,097)	1,092
Losses (gains) on disposal of real estate	134	(2,213)	155	34
Other	2,869	319	408	73

	$46,622	$34,955	$8,643	$3,490

(b)
Changes in non-cash balances:

	Nine months ended		Three months ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Restricted cash	$(1,164)	$11,522	$(7,051)	$(21)
Accounts receivable	11,708	(15,243)	4,110	(6,549)
Prepaid expenses and other	(3,470)	(1,149)	(1,528)	(200)
Accounts payable and accrued liabilities	(19,072)	(16,761)	24,300	(4,434)
Deferred revenue	3,264	42	1,395	1,263
Income taxes payable	(10,325)	7,471	(14,249)	(6,851)

	$(19,059)	$(14,118)	$6,977	$(16,792)

7.     BUSINESS AND PROPERTY ACQUISITIONS

Real Estate Business

On January 31, 2003, the Company purchased a property from Tesma International Inc. ("Tesma"), a public subsidiary of Magna, for cash consideration of $24.4 million and leased it back to Tesma under an operating lease. The property was purchased at fair market value (which was not materially different from Tesma's carrying value) and recorded at the transaction amount.

MEC

(i)
On August 22, 2003, MEC completed the acquisition of a 30% equity interest in AmTote International, Inc. ("AmTote") for a total cash purchase price, including transaction costs, of $4.2 million. The transaction is subject to a customary post-closing adjustment which will occur in the fourth quarter of 2003. AmTote is a leading provider of totalisator services to the North American pari-mutuel industry and has service contracts with over 70 North American racetracks and other wagering entities. MEC's 30% share of AmTote's results of operations is accounted for under the equity method.

(ii)
On October 18, 2002, the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, were acquired by Ontario Racing Inc. ("ORI"). On April 16, 2003, MEC received all necessary regulatory approvals for the acquisition of Flamboro Downs, and accordingly the shares of ORI were transferred to MEC. The results of operation of ORI were accounted for under the equity method for the period from October 18, 2002 to April 16, 2003. For the nine-month and three-month periods ended September 30, 2003, MEC general and administrative expenses included $992,000 and $249,000, respectively, of equity income from its investment in ORI.

The purchase price, net of cash acquired, was approximately $56 million and was previously funded by MEC through a cash advance to ORI of approximately $23 million, with the remainder satisfied by ongoing payments under secured notes of approximately $33 million.

The purchase price of this acquisition has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital deficit	$(1,549)
Real estate properties and fixed assets	16,494
Other assets	56,224
Future taxes	(15,259)

Net assets acquired and total purchase price, net of cash acquired	$55,910

The purchase consideration for this acquisition is as follows:
Cash	$23,055
Issuance of secured notes	32,855

$55,910

8.     REAL ESTATE PROPERTIES

Real estate properties consist of:

	September 30, 2003	December 31, 2002
Revenue-producing properties under operating leases:
Land	$165,435	$127,686
Buildings, parking lots and roadways — cost	1,000,755	498,824
Buildings, parking lots and roadways — accumulated depreciation	(135,307)	(110,915)

	1,030,883	515,595

Revenue-producing racetrack properties:
Land and improvements	206,962	207,338
Buildings — cost	252,828	222,661
Buildings — accumulated depreciation	(34,127)	(19,298)
Construction in progress	79,661	55,742

	505,324	466,443

Excess racetrack properties	102,316	100,285

Revenue-producing non-racetrack properties:
Land and improvements	33,321	29,186
Buildings — cost	50,583	45,041
Buildings — accumulated depreciation	(7,452)	(5,720)

	76,452	68,507

Development properties:
Land and improvements	144,682	109,483
Properties under development	53,616	68,739

	198,298	178,222

Properties held for sale	17,312	15,948

	$1,930,585	$1,345,000

Future minimum rentals on operating leases, substantially all of which are due from Magna or its subsidiaries, to be received under non-cancelable leases in effect at September 30, 2003 are as follows:

2004	$117,537
2005	116,811
2006	115,955
2007	115,290
2008	112,196
Thereafter	822,659

$1,400,448

9.     DIRECT FINANCING LEASES

Effective January 1, 2003, the Company amended certain leases with Magna and its subsidiaries to reduce the remaining lease terms and minimum lease payments, and replace scheduled rent increases with periodic rent increases based on a local price index. As a result of these amendments, all of the direct financing leases were reclassified as operating leases.

10.   LONG-TERM DEBT

Effective September 25, 2003, MID entered into a $50 million credit facility agreement with the Bank of Montreal. Amounts may be drawn under this facility in either U.S. or Canadian dollars. Interest on drawn amounts is calculated based on an applicable margin determined by MID's ratio of funded debt to earnings before interest, taxes, depreciation and amortization. Currently, MID is subject to the lowest applicable margin available, with drawn amounts incurring interest at the London Interbank Offering Rate ("LIBOR"), bankers' acceptance rates plus 1.25%, the U.S. base or Canadian prime lending rate plus 0.25%. MID currently pays a commitment fee of 0.30% per annum on undrawn amounts under the facility. The credit facility agreement contains negative and affirmative financial and operating covenants. The facility is unsecured and matures on September 24, 2004, at which time it may be converted into a one-year term loan. No amounts were drawn under the facility as at September 30, 2003.

By business segment, long-term debt balances were as follows at September 30, 2003 and December 31, 2002:

	September 30, 2003	December 31, 2002
Real Estate Business	$6,670	$5,935
MEC	173,384	132,850

	$180,054	$138,785

11.   NOTE OBLIGATIONS

In June 2003, MEC issued $150 million of 8.55% convertible subordinated notes due June 15, 2010 at par, with proceeds, net of issue expenses, of $145 million. The unsecured notes are convertible at any time at the option of the holders into shares of MEC Class A Subordinate Voting Stock at a conversion price of $7.05 per share. The conversion price may be adjusted under certain circumstances. The notes are redeemable in whole or in part, at MEC's option, on or after June 2, 2006, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after June 2, 2006 and before June 2, 2008, the closing price of MEC's Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At September 30, 2003, all the notes remained outstanding. Interest on the notes is payable in U.S. dollars on a semi-annual basis.

The present value of the subordinated noteholders' conversion option is included in MEC's equity. Accordingly, this amount is classified as minority interest in the Company's consolidated balance sheet. At September 30, 2003 and December 31, 2002, there were no note obligations related to the Real Estate Business.

12.   BANK INDEBTEDNESS

During the three months ended September 30, 2003, a subsidiary of MEC borrowed $4.7 million under a $10.0 million revolving credit loan facility to fund capital expenditures. The indebtedness under the facility is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of the subsidiary and certain of its affiliates. The advances under the facility bear interest at either the U.S. prime rate or the LIBOR plus 2.6%. At September 30, 2003, the interest rate applicable to outstanding advances was 3.7%.

During the year ended December 31, 2002, MEC entered into a credit agreement with respect to a senior, unsecured revolving credit facility for $100.0 million. Under the terms of the agreement, the amount available under the credit facility was reduced to $50.0 million on April 30, 2003. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. The facility has been guaranteed by certain MEC subsidiaries, which own and operate Bay Meadows, Golden Gate Fields, Gulfstream Park, MEC Pennsylvania and The Maryland Jockey Club. As at September 30, 2003, this facility was undrawn except for letters of credit totaling $21.2 million. The credit facility was scheduled to expire on October 10, 2003, but was renewed subsequent to September 30, 2003. See note 17 to the consolidated interim financial statements.

By business segment, bank indebtedness was as follows at September 30, 2003 and December 31, 2002:

	September 30, 2003	December 31, 2002
Real Estate Business	$—	$839
MEC	4,696	49,475

	$4,696	$50,314

13.   SHARE CAPITAL

The Company has two classes of share capital outstanding: Class A Subordinate Voting Shares and Class B Shares. On matters presented for shareholder vote, holders of Class A Subordinate Voting Shares are entitled to one vote per share while holders of Class B Shares are entitled to 500 votes per share.

The Company's authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 706,170 Class B Shares and an unlimited number of Preference Shares issuable in series, all with no par value.

All shares outstanding were issued as part of the spin-off transactions separating the Company from Magna on August 29, 2003. No shares were issued or repurchased between August 29, 2003 and September 30, 2003.

The number and book value of shares outstanding was as follows:

	Number	Book Value (thousands)
Outstanding at September 30, 2003:
Class A Subordinate Voting Shares	47,582,083	$1,552,901
Class B Shares	548,238	17,893

14.   STOCK-BASED COMPENSATION

(a)
On August 29, 2003, MID's Board of Directors approved the Incentive Stock Option Plan (the "MID Plan"), which allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. A maximum of 2.85 million MID Class A Subordinate Voting Shares are available to be issued under the MID Plan.

  MID grants stock options to certain directors, officers, key employees and consultants to purchase MID's Class A Subordinate Voting Shares. 1/5th of options vest on the date of grant, and remaining options vest over a period of 4 years at a rate of 1/5th on each anniversary of the date of grant. Options expire on the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MID with each recipient of options.

(b)
MEC has a Long-term Incentive Plan (the "MEC Plan"), adopted in 2000, which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.8 million shares of MEC Class A Subordinate Voting Stock are available to be issued under the MEC Plan, of which 6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the MEC Plan.

  MEC grants stock options to certain directors, officers, key employees and consultants to purchase shares of MEC's Class A Subordinate Voting Stock. All such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of MEC at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MEC with the recipients.

(c)
The Company does not recognize compensation expense for outstanding fixed price stock options. Under the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3870, the Company is required to disclose compensation expense for fixed price stock options issued, assuming compensation expense for the stock option plan had been determined based upon the fair value at the grant date.

  The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option valuation model used by MEC to determine fair values was developed for use in estimating the fair value of freely traded options which are fully transferable and have no vesting restrictions. In addition, this model requires the input of highly subjective assumptions, including future stock price volatility and expected time until exercise. Because MEC's outstanding stock options have characteristics which are significantly different from those of traded options, and because changes in any of the assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Options Issued under the MID Plan

During the three months ended September 30, 2003, 575,000 stock options were granted to directors and officers under the MID Plan, carrying an exercise price of CDN$31.85 per share, which was MID's closing share price on the date prior to the grant date. At September 30, 2003, there were 575,000 MID stock options outstanding with an exercise price of CDN$31.85 per share, of which 115,000 options were exercisable. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	4.0%
Expected dividend yield	1.49%
Expected volatility of Class A share price	30.2%
Weighted average expected life (years)	4 years

Options Issued under the MEC Plan

During the nine-month period ended September 30, 2003, 640,000 MEC stock options were granted, 6,000 MEC stock options were exercised, and 653,333 MEC stock options were cancelled or expired. At September 30, 2003, there were 5,342,500 MEC stock options outstanding with exercise prices ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.20 per share. There were 3,939,477 MEC stock options exercisable at September 30, 2003, with a weighted average exercise price of $6.08 per share.

The fair value of MEC's stock options granted in the nine-month and three-month periods ended September 30, 2003 and 2002 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Three and nine months ended September 30,
	2003	2002
Risk-free interest rate	2.0%	3.0%
Expected dividend yield	0.84%	0.77%
Expected volatility of MEC's Class A Subordinate Voting Stock	53.4%	54.9%
Weighted average expected life (years)	4.0	4.07

Pro forma Results Under Fair Value Method

For purposes of pro forma disclosures, the Company's net income for the nine-month and three-month periods ended September 30 would have been as follows:

	Nine months ended September 30,		Three months ended September 30,
	2003	2002	2003	2002
Net income (loss), as reported	$18,062	$15,202	$1,374	$(759)
Stock-based compensation expense — MID	(37)	—	(37)	—
Stock-based compensation expense — MEC	(2,065)	(2,117)	(303)	(711)
Minority interest in MEC stock-based compensation expense	855	762	125	294

Pro forma net income	$16,815	$13,847	$1,159	$(1,176)

Reported basic and diluted earnings per share	$0.02	$—	$0.02	$—
Effect of stock-based compensation expense	—	—	—	—

Pro forma basic and diluted earnings per share	$0.02	$—	$0.02	$—

For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period.

15.   TRANSACTIONS WITH RELATED PARTIES

(a)   Charges to Magna

Substantially all rental revenue and income from direct financing leases relate to leases with Magna and its subsidiaries.

During the year ended December 31, 2001, MEC entered into an access agreement with Magna for Magna's use of the golf course and the clubhouse meeting, dining and other facilities in Aurora, Ontario. The agreement, which expires on December 31, 2003, unless renewed by mutual agreement of the parties, stipulates an annual fee payable by Magna of $3.7 million (Cdn $4.0 million).

Effective March 1, 1999, MEC began charging Magna an access fee for Magna's use of the golf course and related facilities in Oberwaltersdorf, Austria. The agreement, which expires on March 1, 2004, unless renewed by mutual agreement of the parties, stipulates a yearly fee payable by Magna of $2.9 million (2.5 million euros).

During the nine-month and three-month periods ended September 30, 2003, $4.5 million and $1.5 million, respectively, (2002 — $3.7 million and $1.2 million, respectively) has been recognized in revenue related to these fees. MEC has granted Magna a right of first refusal to purchase its two golf courses.

(b)   Charges from Magna

During the nine-month and three-month periods ended September 30, 2003, the Company incurred $24.8 million and $3.5 million respectively, of interest charges (2002 — $22.9 million and $10.0 million, respectively) from Magna.

(c)   Other

Mr. F. Stronach and Ms. B. Stronach, Magna's Chairman of the Board, and President and Chief Executive Officer, respectively, and two other members of their family are trustees of the Stronach Trust. The Stronach Trust controls Magna through the right to direct the votes attaching to 66% of Magna's Class B Shares, and controls the Company through the right to direct the votes attaching to 66% of the Company's Class B Shares.

Included in accounts receivable at September 30, 2003 are amounts due from Magna and its subsidiaries in the amount of $12.9 million (December 31, 2002 — $4.7 million). At December 31, 2002, amounts due to Magna and its subsidiaries in the amount of $8.5 million were included in accounts payable and accrued liabilities.

16.   COMMITMENTS AND CONTINGENCIES

(a)
In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of MEC, has agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. At September 30, 2003, MRI has spent $2.8 million and the remaining $2.2 million, which was required to be spent by August 31, 2003, was placed in an escrow account.

(b)
In connection with its acquisition of a controlling interest in The Maryland Jockey Club, MEC has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At September 30, 2003, this obligation has been reflected on the condensed consolidated balance sheet as long-term debt due after one year.

(c)
Although MEC is considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"), it has deferred a decision on the project at the present time. Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, a sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand and turf club. The aggregate carrying value at September 30, 2003 of the assets that would be demolished if the Gulfstream Park Redevelopment were completed is approximately $21.4 million. If MEC decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

(d)
The revenue sharing and operations agreement between The Maryland Jockey Club and the owner of Rosecroft Raceway is scheduled to expire on March 31, 2004. If this agreement is not renewed on comparable terms, there may be a material decline in the revenues of The Maryland Jockey Club that could materially adversely affect MEC's operating results. At this time, the Company is uncertain as to likelihood of a renewal of this agreement on comparable terms.

(e)
The lease of MEC's Bay Meadows property is scheduled to expire on December 31, 2003, and discussions are currently underway with the landlord to extend the term of the lease. MEC is exploring alternative venues, including vacant land that has been purchased in Dixon, California for future development, to conduct the racing dates currently held at Bay Meadows after the expiry of the lease term. In October 2003, "Town Hall" meetings were held with the residents of the City of Dixon to review the proposed development, in stages, of "Dixon Downs", a thorougbred racetrack with an associated retail shopping and entertainment complex. This project, which is still in the early stages of planning, is subject to regulatory and other approvals. At this time, the Company is uncertain as to the likelihood of renewal of the Bay Meadows lease or the terms upon which such renewal may be achieved. If this lease is not renewed on comparable terms or at all, or an alternative venue arranged, MEC's operating results would be materially adversely affected.

(f)
MEC is currently in the process of performing annual impairment tests on goodwill and other intangible assets under CICA Handbook Section 3062, "Goodwill and Other Intangible Assets", and on long-lived assets as under CICA Handbook Section 3063, "Impairment of Long-Lived Assets". Certain of MEC's operating subsidiaries have not met business plan expectations, have experienced negative earnings before interest, income taxes, depreciation and amortization over the past several years, or have not previously been tested for impairment because they had just been acquired or recently commenced operations. Impairment tests will be conducted in the fourth quarter of 2003, after the completion of MEC's annual business planning process. Neither MEC nor MID has yet determined the impact, if any, of these tests on either company's consolidated financial statements.

17.   SUBSEQUENT EVENT

(a)
On October 10, 2003, MEC's $50 million senior revolving credit facility was amended and extended for one year. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park and are guaranteed by certain MEC subsidiaries which own and operate Golden Gate Fields, Gulfstream Park and Santa Anita Park and operate Bay Meadows. The credit facility expires on October 8, 2004, unless extended with the consent of both parties to the credit agreement.

  Loans under the credit facility bear interest at either the U.S. base rate or LIBOR plus a margin based on MEC's ratio of debt to earnings before interest, taxes, depreciation and amortization. At September 30, 2003, there were no borrowings under MEC's senior revolving credit facility, but letters of credit totaling $21.2 million had been issued under the facility.

(b)
On October 30, 2003, MEC announced that they have undertaken a multi-part action plan aimed at improving its future financial results. One-time costs or write-offs associated with this action plan will be incurred in the fourth quarter of 2003. The amount of these costs or write-offs cannot be determined at this time.

CORPORATE INFORMATION
Corporate Office
MI Developments Inc. 455 Magna Drive Aurora, Ontario, Canada L4G 7K1 www.midevelopments.com
Exchange Listings
Class A Subordinate Voting Shares:	Toronto Stock Exchange (MIM.A)
New York Stock Exchange (MIM)
Class B Shares:	Toronto Stock Exchange (MIM.B)
Investor Relations Queries
John Simonetti, Vice-President, Finance and Chief Financial Officer (905) 726-7119
Transfer Agent
Canada	United States
Computershare Trust Company of Canada 100 University Avenue Toronto, Ontario, M5J 2Y1, Canada Telephone: 1-800-564-6253 www.computershare.com	Computershare Trust Company, Inc. 350 Indiana Street Golden, Colorado, USA 80801 Telephone: (303) 262-0600
Board of Directors
Frank Stronach Chairman of the Board	Philip K. Fricke President, PKF Financial Consultants
Werner Czernohorsky Deputy Chairman of the Board and President, Construction Group	Manfred Jakszus Independent investor and real estate developer
Barry B. Byrd Partner, Pineiro, Wortman & Byrd, P.A.	Brian Tobin, Strategic Advisor, Fraser Milner Casgrain LLP
William G. Davis Counsel, Torys LLP
Officers
Werner Czernohorsky Deputy Chairman of the Board and President, Construction Group	Ed Hannah Executive Vice-President, Secretary and General Counsel
William Biggar President and Chief Executive Officer	John Simonetti Vice-President, Finance and Chief Financial Officer
Andy Blair Executive Vice-President and Chief Operating Officer	Alay Shah Controller

MI DEVELOPMENTS INC.
455 Magna Drive
Aurora, Ontario
Canada L5G 7A9

www.midevelopments.com

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MI DEVELOPMENTS INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Pro Forma Consolidated Statements of Income and Consolidated Balance Sheet by Segment
MI DEVELOPMENTS INC. For the nine-month and three-month periods ended September 30, 2003 and 2002
MI DEVELOPMENTS INC. PRO FORMA CONSOLIDATED STATEMENT OF INCOME For the nine-month period ended September 30, 2003 (U.S. dollars in thousands, except per share figure) (Unaudited)
MI DEVELOPMENTS INC. PRO FORMA CONSOLIDATED STATEMENT OF INCOME For the nine-month period ended September 30, 2002 (U.S. dollars in thousands, except per share figure) (Unaudited)
MI DEVELOPMENTS INC. PRO FORMA CONSOLIDATED STATEMENT OF INCOME For the three-month period ended September 30, 2003 (U.S. dollars in thousands, except per share figure) (Unaudited)
MI DEVELOPMENTS INC. PRO FORMA CONSOLIDATED STATEMENT OF INCOME For the three-month period ended September 30, 2002 (U.S. dollars in thousands, except per share figure) (Unaudited)
MI DEVELOPMENTS INC. CONSOLIDATED BALANCE SHEET BY SEGMENT As at September 30, 2003 (U.S. dollars in thousands) (Unaudited)
MI DEVELOPMENTS INC. NOTES TO PRO FORMA STATEMENTS OF INCOME
MI DEVELOPMENTS INC. CONSOLIDATED STATEMENTS OF INCOME
MI DEVELOPMENTS INC. CONSOLIDATED STATEMENTS OF RETAINED EARNINGS AND MAGNA'S NET INVESTMENT
MI DEVELOPMENTS INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
MI DEVELOPMENTS INC. CONSOLIDATED BALANCE SHEETS
MI DEVELOPMENTS INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS